SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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eBay Inc.

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eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 13, 2006

To the Stockholders of eBay Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of eBAY INC., a Delaware corporation, will be held on Tuesday, June 13, 2006, at 8:00 a.m. Pacific time at the Wynn Resort Las Vegas, Mouton 1 Room, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 for the following purposes:

1. To elect four directors to hold office until our 2009 Annual Meeting of Stockholders.

2. To approve an amendment to our 2001 Equity Incentive Plan to increase by 30,000,000 the number of shares of common stock that may be issued under our 2001 Equity Incentive Plan.

3. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2006.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 17, 2006 as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

Michael R. Jacobson
Secretary

San Jose, California
April 26, 2006

The proxy statement and the accompanying form of proxy are being mailed on or about April 26, 2006 in connection with the solicitation of proxies on behalf of the Board of Directors of eBay. All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to vote your shares as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions on the proxy or voting instruction card. Telephone and Internet voting are available. For specific instructions on voting, please refer to the instructions on the proxy or voting instruction card.

eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125
PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
OUR 2006 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	eBay’s Board of Directors, or the Board, is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at eBay’s 2006 Annual Meeting of Stockholders, which will take place on June 13, 2006. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. eBay’s 2005 Annual Report, which includes eBay’s audited consolidated financial statements, is also included with this Proxy Statement.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are three proposals scheduled to be voted on at the Annual Meeting:

•	the election of four directors for a three-year term;

•	the approval of an amendment to our 2001 Equity Incentive Plan to increase the authorized number of shares of common stock we may issue under the plan by 30,000,000 shares; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2006.

Q:	What are eBay’s Board of Directors’ voting recommendations?

A:	eBay’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the approval of the amendment to the 2001 Equity Incentive Plan, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors.

Q:	What class of shares is entitled to be voted? How many shares can vote?

A:	Each share of eBay’s common stock outstanding as of the close of business on April 17, 2006, the record date, is entitled to one vote at the Annual Meeting. At the close of business on April 17, 2006, 1,409,869,244 shares of common stock were outstanding and entitled to vote.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of the close of business on the record date of April 17, 2006 may be voted by you. You may cast one vote per share of common stock that you held on the record date. These shares include shares that are (1) held of record directly in your name, including shares purchased through eBay’s equity incentive plans, and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of eBay hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.

•	Shares held of record

If your shares are registered directly in your name with eBay’s transfer agent, Mellon Investor Services, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by eBay. As the stockholder of record, you have the right to grant your voting proxy directly to eBay or to vote in person at the Annual Meeting. eBay has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

•	Shares owned beneficially

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner or nominee, you have the right to direct your broker on how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote on the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of April 17, 2006. If you are a stockholder of record you must bring proof of identification. If you hold your shares through a stock broker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of April 17, 2006. If you do not attend the Annual Meeting, you can listen to a webcast of the proceedings at eBay’s investor relations site at http://investor.ebay.com.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, eBay recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting by Internet, by telephone, or by completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions: (1) filing a written notice of revocation with our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125); (2) filing a properly executed proxy showing a later date with our Corporate Secretary at our principal executive office; or (3) attending the Annual Meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the approval of the of the amendment to the 2001 Equity Incentive Plan and the ratification of the selection of PricewaterhouseCoopers LLP, you may vote “FOR”, “AGAINST” or “ABSTAIN.” If you “ABSTAIN”, it has the same effect as a vote “AGAINST.” If you sign and return your proxy card or broker voting instruction card without giving specific voting instructions, your shares will be voted as recommended by our Board, except that in the case of a broker voting instruction card, your broker may only vote on those matters over which the broker has discretionary voting power.

Q:	Who will count the votes?

A:	A representative of ADP Investor Communication Services will tabulate the votes and act as the inspector of election.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election for directors, the four persons receiving the highest number of “FOR” votes will be elected. The proposal to amend the 2001 Equity Incentive Plan and the proposal to ratify the selection of the auditors each require the affirmative “FOR” vote of a majority of those shares present and entitled to vote to be approved. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described above in “What is the quorum requirement for the Annual Meeting?” in this section.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of our directors and the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors, without instructions from the beneficial owner of those shares. On the other hand, a broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, such as the approval of the amendment of the 2001 Equity Incentive Plan, absent instructions from the beneficial owner of such shares. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	eBay will announce preliminary voting results at the Annual Meeting and will publish final results in eBay’s quarterly report on Form 10-Q for the second quarter of 2006.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	eBay will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. eBay will provide copies of these proxy materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. eBay has retained the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. D.F. King may solicit proxies by personal interview, mail, telephone and electronic communications. eBay estimates that it will pay D.F. King its customary fee, estimated to be approximately $8,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, eBay may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitations may also be made by personal interview, telephone, and electronic communication by directors, officers, and other employees of eBay, but we will not additionally compensate our directors, officers or other employees for these services.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings. In order for a stockholder proposal to be considered for inclusion in the proxy materials for our 2007 Annual

Meeting of Stockholders, your proposal must be received by our Corporate Secretary no later than December 27, 2006. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy but will otherwise be considered at the 2007 annual meeting so long as it is submitted to our Corporate Secretary no earlier than March 13, 2007, and no later than April 12, 2007. We advise you to review our Bylaws, which contain this and other requirements with respect to advance notice of stockholder proposals and director nominations. Our Bylaws were filed with the Securities and Exchange Commission, or SEC, as an exhibit to our quarterly report on Form 10-Q on November 13, 1998, which can be viewed by visiting our investor relations website at http://investor.ebay.com/edgar.cfm and may also be obtained by writing to our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125).

Q:	How can I get electronic access to the Proxy Statement and Annual Report?

A:	This proxy statement and our 2005 Annual Report may be viewed online on our investor relations website at http://investor.ebay.com/annual.cfm. You can also elect to receive an email that will provide an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting http://investor.ebay.com/adp.cfm. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact eBay Investor Relations and tell us otherwise. You may visit our investor relations website at http://investor.ebay.com or contact eBay Investor Relations by mail at 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, including our annual report, you may contact eBay Investor Relations at the website, address, or phone number in the previous paragraph. You may also contact eBay Investor Relations if you would like to receive separate proxy materials in the future or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

2006 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for Ms. Whitman, none of our Board members is an employee of eBay. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

The Board of Directors has adopted corporate governance guidelines that, along with the charters of the Board committees and our Code of Business Conduct and Ethics, which we refer to as the Code of Conduct, provide the framework for the governance of the company. A complete copy of our governance guidelines, the charters of our Board committees, and our Code of Conduct may be found on our investor relations website at http://investor.ebay.com/governance. (Information contained on eBay’s website is not part of this proxy statement.) The Board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected on the same location on our website.

OUR CORPORATE GOVERNANCE PRACTICES

We believe open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, several of our key governance initiatives are summarized below.

Governance Guidelines.  The Board has adopted a set of governance guidelines to set a framework within which the Board will conduct its business. The governance guidelines can be found on our website at http://investor.ebay.com/governance and are summarized below.

Committee Responsibilities.  Board committees help the Board run effectively and efficiently, but do not replace the oversight of the Board as a whole. There are currently three principal committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee meets regularly and has a written charter that has been approved by the Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Independence.  Nasdaq rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board has determined that nine of our eleven directors are independent under the listing standards of the Nasdaq Stock Market. The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent non-employee directors. In addition, the Board has a designated lead independent director who chairs and can call formal closed sessions of outside directors, leads Board meetings in the absence of the Chairman, and leads the annual Board self-assessment. Mr. Tierney is currently the lead independent director, and was recently reappointed to the position for a second two-year term. He will serve as lead independent director until the Board meeting following our 2008 Annual Meeting of Stockholders.

Stockholder Communication.  Stockholders may communicate with the Board of Directors or individual directors care of the Corporate Secretary, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125. The Corporate Governance and Nominating Committee has delegated responsibility for initial review of stockholder communications to our Corporate Secretary. In accordance with the committee’s instructions, our Corporate Secretary will summarize all correspondence and make it available to each member of the Board. In addition, the Corporate Secretary will forward copies of all stockholder correspondence to each member of the Corporate Governance and Nominating Committee, except for communications that are (a) advertisements or promotional communications, (b) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or (c) clearly unrelated to our business, industry, management, or Board or committee matters.

Attendance at Annual Meetings.  Absent exigent circumstances, all directors are expected to attend the company’s annual meeting of stockholders. Nine of the ten directors who were then on the Board attended our 2005 Annual Meeting of Stockholders.

Formal Closed Sessions.  At the conclusion of each regularly scheduled Board meeting, the outside directors have the opportunity to meet without our management or the other directors. The lead independent director leads the discussions.

Board Compensation.  Board compensation is determined by the Compensation Committee. Prior to 2003, Board compensation was 100% equity based. After a review, in December 2002, Board compensation was substantially revised by the Board, with equity compensation reduced and cash compensation added. Board compensation has subsequently been reviewed annually by the Compensation Committee, which has not changed cash compensation and has effectively reduced equity compensation by holding the number of options granted annually to the same absolute number notwithstanding two subsequent stock splits. Current Board compensation is described under the heading “Executive Compensation — Compensation of Directors” below.

Stock Ownership Guidelines.  In September 2004, our Board adopted stock ownership guidelines to better align the interests of our directors and executives with the interests of stockholders and further promote our commitment to sound corporate governance. Under the guidelines, our executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (five times in the case of our Chief Executive Officer). Until an executive achieves the required level of ownership, he or she is required to retain 25% of the net shares received as the result of the exercise of eBay stock options. Directors are required to achieve ownership of eBay common stock valued at three times the amount of the annual retainer paid to directors within three years of joining the Board, or in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. A more detailed summary of our stock ownership guidelines can be found on our website at http://investor.ebay.com/governance. The ownership levels of our executives and directors as of April 1, 2006 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.

Outside Advisors.  The Board and each of its committees may retain outside advisors and consultants of their choosing at the company’s expense. The Board need not obtain management’s consent to retain outside advisors.

Conflicts of Interest.  eBay expects its directors, executives, and employees to conduct themselves with the highest degree of integrity, ethics, and honesty. eBay’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive, and employee. In order to better protect eBay and its stockholders, eBay regularly reviews its Code of Conduct to ensure that it provides clear guidance to its employees and directors. The Code of Conduct was most recently updated in October 2005.

Transparency.  eBay believes it is important that stockholders understand the governance practices of eBay. In order to help ensure transparency of our practices, we have posted information regarding our corporate governance procedures on our website at http://investor.ebay.com/governance.

Board Effectiveness and Director Performance Reviews.  It is important to eBay that the Board and its committees are performing effectively and in the best interest of the company and its stockholders. The Board performs an annual self-assessment, led by the lead independent director, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are asked to provide feedback on the performance of other directors. The lead independent director then follows up on this feedback and takes such further action with directors receiving comments and other directors as he deems appropriate.

Succession Planning.  The Board recognizes the importance of effective executive leadership to eBay’s success, and meets to discuss executive succession planning at least annually. As part of this process, the Board reviews the capabilities of the company’s senior leadership as set out in written succession planning documents and identifies and discusses potential successors for members of the company’s executive staff, including the Chief Executive Officer.

Auditor Independence.  eBay has taken a number of steps to ensure continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2005 and 2004 and our policy on pre-approval of non-audit services are described under Proposal 3 below.

Corporate Hotline.  eBay has established a corporate hotline to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or other matter of concern.

BOARD COMMITTEES AND MEETINGS

During 2005, our Board of Directors held ten meetings, and each Board member except for Mr. Ford attended at least 75% of the aggregate of all of our Board meetings and committee meetings for committees on which such director served. Mr. Ford’s aggregate meeting attendance was below 75% because he was unable to modify his schedule to attend a series of special meetings of our Board of Directors related to our acquisition of Skype Technologies that were scheduled with relatively little notice and that occurred shortly after he joined the Board in July 2005. The Board of Directors has three principal committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee consists of Messrs. Anderson and Schlosberg and Ms. Lepore. Mr. Anderson is the chairman of the committee. The Audit Committee held 12 meetings during fiscal year 2005. The primary responsibilities of the Audit Committee are to meet with our independent auditors to review the results of the annual audit and to discuss the financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, eBay’s internal control over financial reporting, and management’s report with respect to internal control over financial reporting. Additionally, the Audit Committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q, recommends to the Board the independent auditors to be retained by us, oversees the independence of the independent auditors, evaluates the independent auditors’ performance, receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs. The Audit Committee approves the compensation of our Vice President of Internal Audit, who meets with the committee regularly without other members of management present. The Audit Committee also prepares the Audit Committee Report for inclusion in our proxy statement, approves audit and non-audit services provided to us by our independent auditors, considers conflicts of interest involving executive officers or Board members, and meets with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies. Our Board has determined that Mr. Anderson is an “audit committee financial expert” as defined by the SEC, and that each member of the Audit Committee is independent under the listing standards of the Nasdaq Stock Market. You can view our Audit Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

Compensation Committee

Our Compensation Committee in 2005 consisted of Messrs. Kagle, Barnholt, Bourguignon, Ford, and Tierney. Mr. Kagle was the chairman of the committee. Mr. Barnholt joined the committee in June 2005, and Mr. Ford joined the committee in July 2005. Commencing April 1, 2006, Mr. Barnholt became the chair of the committee and Mr. Ford moved to the Corporate Governance and Nominating Committee. The committee met six times during 2005. The Compensation Committee reviews and approves all compensation programs applicable to directors and executive officers, the overall strategy for employee compensation, and the compensation of our CEO and our other executive officers. In addition, the Compensation Committee also prepares the Compensation Committee Report for inclusion in our proxy statement. All members of our Compensation Committee are independent under the listing standards of the Nasdaq Stock Market. You can view our Compensation Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consisted of Messrs. Cook, Schlosberg, and Tierney and Ms. Lepore in 2005. Mr. Ford became a member of the committee effective April 1, 2006. Mr. Cook is the chairman of the committee. The committee met three times during 2005. The Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee, reviews the qualifications of candidates for the Board of Directors, and makes recommendations to the Board of Directors on potential Board members (whether created by vacancies or as part of the annual election cycle). The committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. The committee has in the past retained an executive search firm to help facilitate the screening and interview process of director nominees. The committee has not established specific minimum age, education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a complex organization and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. The committee considers each candidate’s integrity, judgment, skill, diversity of background, and time available to devote to Board activities. The committee will also consider the interplay of a candidate’s skill and experience with that of other Board members, and the extent to which a candidate may be a desirable addition to any committee of the Board.

In addition to recommending director candidates, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management, reviews correspondence received from stockholders, and reviews on an annual basis a set of corporate governance guidelines for the Board. Stockholders wishing to submit recommendations or director nominations for our 2007 Annual Meeting of Stockholders should submit their proposals to the Corporate Governance and Nominating Committee care of our Corporate Secretary in accordance with the time limitations, procedures, and requirements described under the heading “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?” in the section entitled “Questions and Answers about the Proxy Materials and Our 2006 Annual Meeting” above. All members of our Corporate Governance and Nominating Committee are independent under the listing standards of the Nasdaq Stock Market. You can view our Corporate Governance and Nominating Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of April 1, 2006, by (i) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table set forth under “Executive Compensation — Summary of Compensation” below, and (iv) all executive officers and directors as a group.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent

Pierre M. Omidyar(2)	202,323,408	14.4%
Jeffrey S. Skoll(3)	83,024,912	5.9
FMR Corp(4)	70,819,310	5.0
Margaret C. Whitman(5)	33,027,600	2.3
Maynard G. Webb, Jr.(6)	1,380,416	*
John J. Donahoe(7)	292,459	*
Jeffrey D. Jordan(8)	1,028,359	*
Rajiv Dutta(9)	1,918,492	*
Fred D. Anderson(10)	20,375	*
Edward W. Barnholt(10)	0	*
Philippe Bourguignon(10)	182,125	*
Scott D. Cook(11)	1,807,723	*
William C. Ford(12)	125,225	*
Robert C. Kagle(13)	3,777,711	*
Dawn G. Lepore(14)	401,625	*
Richard T. Schlosberg, III(15)	19,375	*
Thomas J. Tierney(16)	52,125	*
All directors and executive officers as a group (20 persons)(17)	251,866,316	17.6

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2006 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 1,408,671,441 shares of common stock outstanding as of April 1, 2006.

(2)	Mr. Omidyar is our Founder and Chairman of the Board. Includes 285,000 shares held by his spouse as to which he disclaims beneficial ownership. The address for Mr. Omidyar is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(3)	Mr. Skoll is a former officer and director of the company. The address for Mr. Skoll is c/o Seiler & Company, LLP, 1100 Marshall Street, Redwood City, CA 94063, Attn: James G.B. DeMartini, III.

(4)	The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(5)	Ms. Whitman is our President and Chief Executive Officer. Includes 8,108,380 shares held by the Griffith R. Harsh, IV & Margaret C. Whitman TTEES of Sweetwater Trust U/A/D 10/15/99, 1,098,777 shares held by the Griffith R. Harsh, IV, TTEE, GRH 2005 GRAT, 1,098,777 shares held by the Margaret C. Whitman, TTEE,

MCW 2005 GRAT, 3,000,000 shares held by the Griffith R. Harsh, IV, TTEE, GRH 2006 Two Year GRAT, 3,000,000 shares held by the Margaret C. Whitman, TTEE, MCW 2006 Two Year GRAT, 3,000,000 shares held by the Griffith R. Harsh, IV, TTEE, GRH March 2006 Two Year GRAT and 3,000,000 shares held by the Margaret C. Whitman, TTEE, MCW March 2006 Two Year GRAT. In addition, includes (a) 4,792 shares held by Griffith Rutherford Harsh IV Custodian Griffith Rutherford Harsh V UTMA California as to which Ms. Whitman’s spouse is custodian for the trust and as to which Ms. Whitman disclaims beneficial ownership and (b) 4,792 shares held by Griffith Rutherford Harsh IV Custodian William Whitman Harsh UTMA California as to which Ms. Whitman’s spouse is custodian for the trust and as to which Ms. Whitman disclaims beneficial ownership. Includes 6,752,082 shares Ms. Whitman has the right to acquire pursuant to outstanding options exercisable within 60 days of April 1, 2006. The address for Ms. Whitman is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(6)	Mr. Webb is our Chief Operating Officer. Includes 1,280,416 shares Mr. Webb has the right to acquire pursuant to outstanding options exercisable within 60 days of April 1, 2006. The address for Mr. Webb is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(7)	Mr. Donahoe is our President, eBay Business Unit. Includes 291,666 shares Mr. Donahoe has the right to acquire pursuant to outstanding options exercisable within 60 days of April 1, 2006. The address for Mr. Donahoe is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(8)	Mr. Jordan is our President, PayPal. Includes 988,159 shares Mr. Jordan has the right to acquire pursuant to outstanding options exercisable within 60 days of April 1, 2006. The address for Mr. Jordan is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(9)	Mr. Dutta is our President, Skype. Includes 1,875,874 shares Mr. Dutta has the right to acquire pursuant to outstanding options exercisable within 60 days of April 1, 2006. The address for Mr. Dutta is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(10)	Includes in the case of Mr. Anderson, 14,375 shares Mr. Anderson has the right to acquire pursuant to outstanding options exercisable within 60 days of April 1, 2006 and in the case of Mr. Bourguignon, 176,125 shares Mr. Bourguignon has the right to acquire pursuant to outstanding options exercisable within 60 days of April 1, 2006. The address for Messrs. Anderson, Barnholt, and Bourguignon is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(11)	Includes 1,644,717 shares Mr. Cook has the right to acquire pursuant to outstanding options exercisable within 60 days of April 1, 2006. The address for Mr. Cook is c/o Intuit, Inc., 2535 Garcia Avenue, Mountain View, California 94043.

(12)	The address for Mr. Ford is c/o Ford Motor Company, One American Road, Dearborn, Michigan 48126.

(13)	Includes 415,625 shares Mr. Kagle has the right to acquire pursuant to outstanding options exercisable within 60 days of April 1, 2006. The address for Mr. Kagle is c/o Benchmark Capital, 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(14)	Includes 361,625 shares Ms. Lepore has the right to acquire pursuant to outstanding options exercisable within 60 days of April 1, 2006. The address for Ms. Lepore is c/o drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004.

(15)	Includes 14,375 shares Mr. Schlosberg has the right to acquire pursuant to outstanding options exercisable within 60 days of April 1, 2006. The address for Mr. Schlosberg is 9901 IT-10 West, Suite 800, San Antonio, Texas 78230.

(16)	Includes 48,125 shares Mr. Tierney has the right to acquire pursuant to outstanding options exercisable within 60 days of April 1, 2006. The address for Mr. Tierney is c/o The Bridgespan Group, 535 Boylston Street, 10th Floor, Boston, Massachusetts 02116

(17)	Includes 18,755,797 shares subject to options exercisable within 60 days of April 1, 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws, as amended to date, provide for the Board to be divided into three classes, with each class having a three-year term. The first and second classes currently consist of four directors and the third class currently consists of three directors. The term of office for the first class expires at our 2008 Annual Meeting, the term of office for the second class expires at our upcoming Annual Meeting, and the term of office for the third class expires at our 2007 Annual Meeting. A director elected to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

Our Board is presently composed of eleven members, nine of whom are currently independent directors within the meaning of the listing standards of the Nasdaq Stock Market. There are four nominees in the class whose term of office expires at the Annual Meeting, all of whom are currently members of the Board of Directors. Three of the four nominees for election at the Annual Meeting were previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until our 2009 Annual Meeting and until his successor is elected and qualified, or until his earlier death, resignation, or removal.

Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by signed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. If any of the nominees is unexpectedly unavailable for election, these shares will be voted for the election of a substitute nominee proposed by our Corporate Governance and Nominating Committee. Each person nominated for election has agreed to serve if elected. Management has no reason to believe that any of the nominees will be unable to serve.

Set forth below is biographical information for the nominees as well as for each director whose term of office will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT OUR 2009 ANNUAL MEETING

William C. Ford, Jr.

William C. Ford, Jr., age 48, has served as a director of eBay since July 2005. Mr. Ford has served as Chief Executive Officer of Ford Motor Company, a company that engages in the manufacture and distribution of automobiles, since October 2001 and has served as Chairman of the Board of Ford since September 1998. Mr. Ford also serves as Chairman of Ford’s Environmental and Public Policy Committee and as a member of Ford’s Finance Committee. Mr. Ford has held a number of management positions at Ford since 1979. Mr. Ford serves as Vice Chairman of The Detroit Lions, Inc. and Chairman of the Board of Trustees of The Henry Ford. He is also a Vice Chairman of Detroit Renaissance. Mr. Ford holds a B.A. degree from Princeton University and a master of science degree in management from the Massachusetts Institute of Technology (MIT).

Dawn G. Lepore

Dawn G. Lepore, age 51, has served as a director of eBay since December 1999. Ms. Lepore has served as Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a leading online provider of health, beauty, vision, and pharmacy solutions, since October 2004. From August 2003 to October 2004, Ms. Lepore served as Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration for the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company. Prior to this appointment, she held various positions with the Charles Schwab Corporation including: Vice Chairman of Technology, Operations, Business Strategy, and Administration from May 2003 to August 2003; Vice Chairman of Technology, Operations, and Administration from March 2002 to May 2003; Vice Chairman of Technology and Administration from November 2001 to March 2002; and Vice Chairman and Chief Information Officer from July 1999 to November 2001. Ms. Lepore holds a B.A. degree from Smith College.

Pierre M. Omidyar

Pierre M. Omidyar, age 38, founded eBay as a sole proprietorship in September 1995. He has been a director and Chairman of the Board since eBay’s incorporation in May 1996 and also served as its Chief Executive Officer, Chief Financial Officer, and President from inception to February 1998, November 1997 and August 1996, respectively. Prior to founding eBay, Mr. Omidyar was a developer services engineer at General Magic, a mobile communications platform company, from December 1994 to July 1996. Mr. Omidyar co-founded Ink Development Corp. (later renamed eShop) in May 1991 and served as a software engineer there from May 1991 to September 1994. Prior to co-founding Ink, Mr. Omidyar was a developer for Claris, a subsidiary for Apple Computer, and for other Macintosh-oriented software development companies. Mr. Omidyar is currently Chairman and CEO of Omidyar Network, a mission-based investment group committed to fostering individual self-empowerment on a global scale. He also serves on the Board of Trustees of Tufts University and the Santa Fe Institute, and as a director of Meetup Inc. Mr. Omidyar holds a B.S. degree in Computer Science from Tufts University.

Richard T. Schlosberg, III

Richard T. Schlosberg, III, age 62, has served as a director of eBay since March 2004. From May 1999 to January 2004, Mr. Schlosberg served as President and Chief Executive Officer of the David & Lucile Packard Foundation, a private family foundation. Prior to joining the foundation, Mr. Schlosberg was Executive Vice President of The Times Mirror Company and publisher and Chief Executive Officer of the Los Angeles Times. Prior to that, he served in the same role at the Denver Post. Mr. Schlosberg serves on the board of directors of Edison International, BEA Systems, Inc, and is also a national board member of the Smithsonian Institution, a member of the USO World Board of Governors, and a trustee of Pomona College. Mr. Schlosberg is a graduate of the United States Air Force Academy and holds an M.B.A. degree from the Harvard Business School.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2007 ANNUAL MEETING

Philippe Bourguignon

Philippe Bourguignon, age 58, has served as a director of eBay since December 1999. Mr. Bourguignon has been Vice Chairman of Revolution Resorts, a division of Revolution LLC, a company focused on health, living, and resort investments and operations, since January 2006. From April 2004 to January 2006, Mr. Bourguignon served as Chairman of Aegis Media France, a media communications and market research company. From September 2003 to March 2004, Mr. Bourguignon was Co-Chief Executive Officer of The World Economic Forum (The DAVOS Forum). From August 2003 to October 2003, Mr. Bourguignon served as Managing Director of The World Economic Forum. From April 1997 to January 2003, Mr. Bourguignon served as Chairman of the Board of Club Méditerranée S.A., a resort operator. Prior to his appointment at Club Méditerranée S.A., Mr. Bourguignon was Chief Executive Officer of Euro Disney S.A., the parent company of Disneyland Paris, since 1993, and Executive Vice President of The Walt Disney Company (Europe) S.A., since October 1996. Mr. Bourguignon was named President of Euro Disney in 1992, a post he held through April 1993. He joined The Walt Disney Company in 1988 as head of Real Estate development. Mr. Bourguignon holds a Masters Degree in Economics at the University of Aix-en-Provence and holds a post-graduate diploma from the Institut d’Administration des Enterprises (IAE) in Paris.

Thomas J. Tierney

Thomas J. Tierney, age 52, has served as a director of eBay since March 2003. Mr. Tierney is the founder of The Bridgespan Group, a non-profit consulting firm serving the non-profit sector, and has been its Chairman of the Board since late 1999. Prior to founding Bridgespan, Mr. Tierney served as Chief Executive Officer of Bain & Company, a consulting firm, from June 1992 to January 2000. Mr. Tierney holds a B.A. degree in Economics from the University of California at Davis and an M.B.A. degree with distinction from the Harvard Business School. Mr. Tierney is the co-author of a book about organization and strategy called Aligning the Stars.

Margaret C. Whitman

Margaret C. Whitman, age 49, serves eBay as President and Chief Executive Officer. She has served in that capacity since February 1998 and as a director since March 1998. From January 1997 to February 1998, she was General Manager of the Preschool Division of Hasbro Inc., a toy company. From February 1995 to December 1996, Ms. Whitman was employed by FTD, Inc., a floral products company, most recently as President, Chief Executive Officer and a director. From October 1992 to February 1995, Ms. Whitman was employed by The Stride Rite Corporation, a footwear company, in various capacities, including President, Stride Rite Children’s Group and Executive Vice President, Product Development, Marketing & Merchandising, Keds Division. From May 1989 to October 1992, Ms. Whitman was employed by The Walt Disney Company, an entertainment company, most recently as Senior Vice President, Marketing, Disney Consumer Products. Before joining Disney, Ms. Whitman was at Bain & Co., a consulting firm, most recently as a Vice President. Ms. Whitman also serves on the board of directors of The Procter & Gamble Company and DreamWorks Animation SKG, Inc. Ms. Whitman holds an A.B. degree in Economics from Princeton University and an M.B.A. degree from the Harvard Business School.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2008 ANNUAL MEETING

Fred D. Anderson

Fred D. Anderson, age 61, has served as a director of eBay since July 2003. Mr. Anderson has been a Managing Director of Elevation Partners, a private equity firm focused on the media and entertainment industry, since July 2004. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Computer, Inc., a manufacturer of personal computers and related software. Prior to joining Apple, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. Mr. Anderson also serves on the board of directors of Apple Computer, Inc. and Homestore, Inc. Mr. Anderson holds a B.A. degree from Whittier College and an M.B.A. from the University of California, Los Angeles.

Edward W. Barnholt

Edward W. Barnholt, age 62, has served as a director of eBay since April 2005. Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc., a measurement company, from May 1999 until March 2005, and served as Chairman of the Board of Agilent from November 2002 until March 2005. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard Company’s Test and Measurement Organization. He was elected a Senior Vice President of Hewlett-Packard Company in 1993 and an Executive Vice President in 1996. Mr. Barnholt also serves on the board of directors of KLA-Tencor Corporation and Adobe Systems Incorporated and is a member of the Board of Trustees of the Packard Foundation. Mr. Barnholt holds a bachelor’s degree and a master’s degree in electrical engineering from Stanford University.

Scott D. Cook

Scott D. Cook, age 53, has served as a director of eBay since June 1998. Mr. Cook is the founder of Intuit Inc., a financial software developer. Mr. Cook has been a director of Intuit since March 1984 and is currently Chairman of the Executive Committee of the Board of Intuit. From March 1993 to July 1998, Mr. Cook served as Chairman of the Board of Intuit. From March 1984 to April 1994, Mr. Cook served as President and Chief Executive Officer of Intuit. Mr. Cook also serves on the board of directors of The Procter & Gamble Company. Mr. Cook holds a B.A. degree in Economics and Mathematics from the University of Southern California and an M.B.A. degree from the Harvard Business School.

Robert C. Kagle

Robert C. Kagle, age 50, has served as a director of eBay since June 1997. Mr. Kagle has been a Member of Benchmark Capital, the General Partner of Benchmark Capital Partners, L.P. and Benchmark Founders’ Fund, L.P., since its founding in May 1995. Mr. Kagle also has been a General Partner of Technology Venture Investors since

January 1984. Mr. Kagle also serves on the board of directors of ZipRealty, Inc. Mr. Kagle holds a B.S. degree in Electrical and Mechanical Engineering from the General Motors Institute (renamed Kettering University in January 1998) and an M.B.A. degree from the Stanford Graduate School of Business.

PROPOSAL 2

APPROVAL OF AMENDMENT TO 2001 EQUITY INCENTIVE PLAN

We are asking you to approve an amendment to our 2001 Equity Incentive Plan, which we refer to as the 2001 Plan. The purpose of the amendment is to increase the number of shares of common stock we may issue under the 2001 Plan by 30,000,000 shares from 192,000,000 to 222,000,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

A summary of the 2001 Plan is set forth below. The discussion below is qualified in its entirety by reference to the 2001 Plan, a copy of which, as amended, is attached as Appendix A to this proxy statement.

GENERAL

The 2001 Plan provides for the grant of incentive stock options and nonstatutory stock options. Incentive stock options granted under the 2001 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 2001 Plan are not intended to qualify as incentive stock options under the Code. We have not granted any incentive stock options since our initial public offering.

PURPOSE

The purpose of the 2001 Plan is to provide a means by which eligible employees, directors, and consultants of eBay and its affiliates may be given an opportunity to purchase our common stock. We believe that the 2001 Plan assists us in retaining the services of such persons, in securing and retaining the services of persons capable of filling such positions, and in providing incentives for such persons to exert maximum efforts for our success.

ADMINISTRATION

The Board administers the 2001 Plan. Subject to the provisions of the 2001 Plan, it may construe and interpret the 2001 Plan and the options granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Board determines the persons to whom and the dates on which options will be granted. Subject to the provisions of the 2001 Plan, it also may determine the number of shares of our common stock to be subject to each option, the exercise and vesting schedule, the exercise price, the type of consideration, and other terms of the option. Pursuant to its authority to delegate administration of the 2001 Plan to a committee of one or more members of the Board of Directors, the Board of Directors has delegated such administration to its Compensation Committee. Therefore, when referring to the “Board” in reference to the 2001 Plan, we are referring to the Compensation Committee as well as to the Board of Directors itself.

The 2001 Plan provides that, in the Board’s discretion, directors serving on the Compensation Committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from such committee directors who are: (i) current employees of ours or of an affiliate of ours; (ii) former employees of ours or an affiliate of ours receiving compensation for past services (other than benefits under a tax-qualified pension plan); (iii) current and former officers of ours or an affiliate of ours; (iv) directors currently receiving direct or indirect remuneration from us or an affiliate of ours in any capacity (other than as a director); and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. All of the directors on our Compensation Committee are and have been outside directors since our initial public offering.

ELIGIBILITY

We intended the 2001 Plan to benefit all of our employees and consultants and the employees, directors, and consultants of our affiliates. As such, all are eligible to participate in the 2001 Plan. However, nonemployee directors are eligible only for grants where the essential terms have been set forth in the 2001 Plan and been approved by our stockholders, and the 2001 Plan currently does not provide for such nondiscretionary grants. In addition, the Board may grant incentive stock options under the 2001 Plan only to our employees and employees of our affiliates. As of December 31, 2005, we and our consolidated subsidiaries employed approximately 11,600 persons (excluding approximately 1,000 temporary employees), all of whom are eligible to receive grants under the 2001 Plan, although option grants to our employees outside of the U.S. are generally made under our 1999 Equity Incentive Plan.

The Board may not grant an incentive stock option under the 2001 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of us or any of our affiliates, unless the exercise price is at least 110% of the fair market value of the common stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of our common stock with respect to which incentive stock options are exercisable for the first time by the optionholder during any calendar year (under the 2001 Plan and any other plan of ours or our affiliates) may not exceed $100,000.

No employee may be granted options under the 2001 Plan covering more than 4,000,000 shares of our common stock during any calendar year.

STOCK SUBJECT TO THE 2001 PLAN

Assuming adoption of this Proposal 2, we have reserved an aggregate of 222,000,000 shares of our common stock for issuance under the 2001 Plan. As of April 14, 2006, there were 100,949,981 shares to be issued upon the exercise of outstanding options under the 2001 Plan and only 34,832,849 shares were available for future grant under the 2001 Plan from the 192,000,000 shares previously approved by our stockholders. If options granted under the 2001 Plan expire or otherwise terminate without being exercised, the shares of our common stock not acquired pursuant to such options again become available for issuance under the 2001 Plan. As of April 14, 2006, the closing price of our common stock as reported on the Nasdaq Stock Market was $38.59 per share.

TERMS OF OPTIONS

Exercise Price; Payment.  The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. Prior to March 2004, the Board had the ability to grant nonstatutory stock options at an exercise price of up to a 15% discount to fair market value if the discount was expressly granted in lieu of a reasonable amount of salary or a cash bonus. In 2004, the Board amended the 2001 Plan to provide that no options may be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (except in the context of a merger where such options replace outstanding options of a company we have acquired). Optionholders may pay the exercise price either in cash or, if allowed by the Board, by delivery of other shares of our common stock or in any other form of legal consideration acceptable to the Board.

Option Exercise.  Options granted under the 2001 Plan may become exercisable in cumulative increments, or vest, as determined by the Board, and the Board may accelerate the time during which an option may vest or be exercised. In addition, options may permit exercise prior to vesting, but in such event the optionholder will be required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at the optionholder’s exercise price, should the optionholder’s service terminate before vesting. To the extent provided by the terms of an option, an optionholder may satisfy any tax withholding obligation relating to the exercise of the option by a cash payment upon exercise, by authorizing us to withhold a portion of the common stock otherwise issuable to the optionholder, by delivering already-owned shares of our common stock (or providing assurances of ownership and receiving shares on a net basis), or by a combination of these means.

Term.  The term of options will be 10 years or less, and until 2006, we generally granted options with a ten-year term. Beginning in January 2006, we began granting options with a seven-year term. Options generally will terminate three months after termination of the optionholder’s service. If such termination is due to the optionholder’s disability, as determined under the 2001 Plan, the option generally may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination. If the optionholder dies during the option term, or within three months after termination of service other than for cause or because of disability, the option generally may be exercised (to the extent the option was exercisable at the time of the optionholder’s death) within 18 months of the optionholder’s death. An optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

RESTRICTIONS ON TRANSFER

In general, the optionholder may not transfer an incentive stock option other than by will or by the laws of descent and distribution. However, the Board may grant nonstatutory stock options that are transferable to the extent provided in the stock option agreement. If the option agreement does not provide for transferability, then the nonstatutory stock option is not transferable other than by will or by the laws of descent and distribution.

ADJUSTMENT PROVISIONS

Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of our common stock subject to the 2001 Plan and to outstanding options. In that event, the Board will appropriately adjust the 2001 Plan as to the class and the maximum number of shares of our common stock subject to the 2001 Plan as well as the maximum number of shares that may be issued to an employee during any calendar year, and will adjust outstanding options as to the class, number of shares and price per share of our common stock.

EFFECT OF CERTAIN CORPORATE EVENTS

In the event of our dissolution or liquidation, outstanding options will terminate immediately prior to the date of such event. However, outstanding options do not automatically terminate in the event of a change in control. A “change in control” means a sale, lease or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property. In the event of a change in control, any surviving corporation or acquiring corporation must either assume or continue outstanding options or substitute similar options. If it refuses to do so, then with respect to options held by optionholders whose service has not terminated, the vesting of such options (and, if applicable, the time during which such options may be exercised) will be accelerated in full. The unexercised portion of all outstanding options will terminate upon the change in control. The acceleration of an option in the event of a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

DURATION, AMENDMENT, REPRICING, AND TERMINATION

The Board may amend, suspend, or terminate the 2001 Plan at any time or from time to time. Stockholders initially approved the 2001 Plan at our 2001 Annual Meeting of Stockholders. Stockholder approval of any amendment to the 2001 Plan must be sought if necessary under applicable laws or regulations. Stockholder approval also must be sought for any material amendment to the 2001 Plan. However, the Board may submit any amendment to the 2001 Plan for stockholder approval at its discretion.

In 2002, the Board amended the 2001 Plan to provide that prior stockholder approval is required before the Board may cancel an option and replace it with a new option or cash, reduce the exercise price of any option it has already granted under the 2001 Plan, or take any other action with respect to an outstanding option that is treated as a repricing under generally accepted accounting principles. The 2001 Plan terminates on March 21, 2011, unless sooner terminated.

FEDERAL INCOME TAX INFORMATION

The following is a summary of the general federal income tax consequences of options granted under the 2001 Plan to persons subject to United States taxation. U.S. tax consequences to any particular individual may be different.

Incentive Stock Options.  Incentive stock options under the 2001 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. To date, no incentive stock options have been granted under the 2001 Plan.

There generally are no federal income tax consequences to us or to the optionholder by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionholder’s alternative minimum tax liability, if any.

If an optionholder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the optionholder held the stock for more than one year.

Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the optionholder’s actual gain, if any, on the purchase and sale. The optionholder’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, we will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options.  There are no tax consequences to us or to the optionholder by reason of the grant of a nonstatutory stock option. Upon acquisition of the stock, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the optionholder elects to be taxed on receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

Upon disposition of our stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the optionholder held our stock for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Capital Gains.  Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently generally 15% while the maximum ordinary income rate and short-term capital gains rate is effectively 35%. Slightly different rules may apply to participants who acquire stock subject to our repurchase right.

Potential Limitation on Company Deductions.  Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to options, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will generally qualify as performance-based compensation if (i) the option is granted by a compensation committee composed solely of two or more “outside directors,” (ii) the plan contains a per-employee limitation on the number of shares for which such options may be granted during a specified period, (iii) the plan is approved by the stockholders, and (iv) under the terms of the option, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant). All options granted to date under the 2001 Plan qualify as “performance-based compensation.”

PARTICIPATION IN THE 2001 PLAN

The grant of stock options under the 2001 Plan to executive officers, including the executive officers named in the Summary Compensation Table set forth under “Executive Compensation — Summary of Compensation,” is subject to the discretion of the Board. During 2005, all current executive officers as a group, including the Named Executive Officers, and all other employees as a group were granted options under the 2001 Plan to purchase 4,226,000 shares at a weighted average exercise price of $39.67 and 20,253,254 shares at a weighted average exercise price of $41.80, respectively. During this period, options to purchase an aggregate of 10,119,756 shares under the 2001 Plan were cancelled. Since the 2001 Plan’s inception, none of our current directors, with the exception of Ms. Whitman, has been granted options to purchase shares under the 2001 Plan. As of December 31, 2005, the weighted average exercise price of outstanding options under the 2001 Plan was $25.15. As of the date hereof, there has been no determination as to future awards under the 2001 Plan. Accordingly, future benefits or amounts received are not determinable.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

We have selected PricewaterhouseCoopers LLP, or PwC, as our independent auditors for the fiscal year ending December 31, 2006. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. PwC has audited our historical consolidated financial statements for all annual periods since our incorporation in 1996. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Our Bylaws do not require that the stockholders ratify the selection of PwC as our independent auditors. However, we are submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Board of Directors and the Audit Committee, in their discretion, may change the appointment at any time during the year if we determine that such a change would be in the best interests of eBay and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

AUDIT AND OTHER PROFESSIONAL FEES

During the fiscal years ended December 31, 2004 and December 31, 2005, fees for services provided by PwC were as follows (in thousands):

	Year Ended
	December 31,
	2004	2005

Audit Fees	$3,757	$3,174
Audit-Related Fees	1,617	2,202
Tax Fees	—	—
All Other Fees	—	—

Total	$5,374	$5,376

“Audit Fees” consisted of fees incurred for services rendered for the audit of eBay’s annual financial statements, review of financial statements included in eBay’s quarterly reports on Form 10-Q, other services normally provided in connection with statutory and regulatory filings, and for attestation services related to Sarbanes-Oxley compliance. “Audit-Related Fees” consisted of fees billed for due diligence procedures in connection with acquisitions and divestitures and consultation regarding financial accounting and reporting matters. We did not incur any “Tax Fees” or “All Other Fees” in the fiscal years ended December 31, 2004 and 2005.

The Audit Committee of our Board of Directors has determined that the rendering of non-audit services by PwC was compatible with maintaining their independence.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee of our Board of Directors has adopted a policy requiring the pre-approval of any non-audit engagement of PwC. In the event that we wish to engage PwC to perform accounting, technical, diligence, or other permitted services not related to the services performed by PwC as our independent registered public accounting firm, our internal finance personnel will prepare a summary of the proposed engagement, detailing the nature of the engagement, the reasons why PwC is the preferred provider of such services, and the estimated duration and cost of the engagement. The report will be provided to our Audit Committee or a designated committee member, who will evaluate whether the proposed engagement will interfere with the independence of PwC in the performance of its auditing services. Beginning with the first quarter of 2003, we have disclosed all approved non-audit engagements during a quarter in the appropriate quarterly report on Form 10-Q or annual report on Form 10-K.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

We constitute the Audit Committee of the Board of Directors of eBay Inc. The Audit Committee’s responsibility is to provide assistance and guidance to the Board of Directors in fulfilling its oversight responsibilities to eBay’s stockholders with respect to (1) eBay’s corporate accounting and reporting practices, (2) eBay’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of eBay’s internal audit function and independent auditors, (5) the quality and integrity of eBay’s financial statements and reports, (6) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors, and (7) producing this report. The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, referred to as the 1933 Act, or the Exchange Act of 1934, as amended, referred to as the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, eBay’s independent auditors, are responsible for planning and carrying out an audit of eBay’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and of management’s assessment of eBay’s internal control over financial reporting, expressing an opinion on the conformity of eBay’s audited financial statements with generally accepted accounting principles as well as the effectiveness of eBay’s internal control over financial reporting and management’s assessment thereof, reviewing eBay’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

During the last year, and earlier in 2006, in connection with the preparation of eBay’s annual report on Form 10-K for the year ended December 31, 2005, and in fulfillment of our oversight responsibilities, we did the following, among other things:

•	discussed with PwC the overall scope of and plans for their audit;

•	reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and management’s report on internal control over financial reporting and discussed the financial statements and eBay’s internal control over financial reporting with management;

•	conferred with PwC and with senior management of eBay regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls (including eBay’s internal control over financial reporting) in effect;

•	instructed PwC that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the stockholders;

•	discussed with PwC the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by eBay, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements as well as other matters required to be communicated under generally accepted auditing standards, including the matters required by the Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

•	obtained from PwC in connection with the audit a timely report relating to eBay’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.

The Audit Committee held 12 meetings in 2005. Throughout the year we conferred with PwC, eBay’s internal audit team, and senior management in separate executive sessions to discuss any matters that the Audit Committee, PwC, the internal audit team, or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and external auditors of eBay.

We have discussed with PwC their independence from management and eBay and have received and reviewed the written disclosure and the letter regarding the auditors’ independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee). We have also concluded that PwC’s provision to eBay and its affiliates of the non-audit services described under “Audit and Other Professional Fees” above is compatible with PwC’s obligation to remain independent.

We have also established procedures for the receipt, retention, and treatment of complaints received by eBay regarding accounting, internal accounting controls, or auditing matters and for the confidential anonymous submission by eBay employees of concerns regarding questionable accounting or auditing matters.

After reviewing the qualifications of the current members of the committee, and any relationships they may have with eBay that might affect their independence from eBay, the Board of Directors determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Stock Market and of Section 10A of the Exchange Act, that each member is able to read and understand fundamental financial statements and that Mr. Anderson qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors, which was last modified in March 2004. The Audit Committee Charter, as so amended, is shown on the corporate governance section of eBay’s investor relations website at http://investor.ebay.com/governance/charter — audit.cfm. Any future changes in the charter or key practices will also be reflected on the website.

Based on our reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in eBay’s Annual Report on Form 10-K for the year ended December 31, 2005, which eBay filed with the SEC on February 24, 2006. We have also recommended, and the Board has approved, the selection of PwC as our independent auditors for 2006.

AUDIT COMMITTEE

Fred D. Anderson, Chair
Dawn G. Lepore
Richard T. Schlosberg, III

OUR EXECUTIVE OFFICERS

Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of April 1, 2006.

Name	Age	Position

Margaret C. Whitman	49	President and Chief Executive Officer
Elizabeth L. Axelrod	43	Senior Vice President, Human Resources
Matthew J. Bannick	41	President, eBay International
William C. Cobb	49	President, eBay North America
John J. Donahoe	45	President, eBay Business Unit
Rajiv Dutta	44	President, Skype
Michael R. Jacobson	51	Senior Vice President Legal Affairs, General Counsel and Secretary
Jeffrey D. Jordan	47	President, PayPal
Robert H. Swan	45	Senior Vice President, Finance and Chief Financial Officer
Maynard G. Webb, Jr.	50	Chief Operating Officer

Margaret C. Whitman’s biography is set forth under the heading “Proposal 1 — Election of Directors — Directors Continuing in Office Until Our 2007 Annual Meeting.”

Elizabeth L. Axelrod serves eBay as Senior Vice President, Human Resources. She has served in that capacity since March 2005. From May 2002 to March 2005, Ms. Axelrod served as the Chief Talent Officer for WPP Group PLC, a global communications services group where she was also an executive director. Ms. Axelrod was a partner at McKinsey & Company, a consulting firm where she worked from October 1989 to April 2002. Ms. Axelrod holds a B.S.E. degree in Finance from the Wharton School of the University of Pennsylvania and a Master’s degree in Public and Private Management (MPPM) from the Yale School of Management. Ms. Axelrod is a co-author of The War for Talent published by Harvard Business School Press in 2001.

Matthew J. Bannick serves eBay as President, eBay International. He has served in that capacity since December 2004. On March 6, 2006, eBay announced that Mr. Bannick will be transitioning out of his current role later in 2006 in order to spearhead eBay’s initiatives in corporate philanthropy and the developing world. From October 2002 to November 2004, Mr. Bannick served as Senior Vice President and General Manager, Global Online Payments and Chief Executive Officer of PayPal. From November 2000 to October 2002, Mr. Bannick served as eBay’s Senior Vice President and General Manager, eBay International. From February 1999 to November 2000, Mr. Bannick served in a variety of other executive positions at eBay. From April 1995 to January

1999, Mr. Bannick was an executive for Navigation Technologies (NavTech), a leading provider of digital map databases for the vehicle navigation and internet mapping industries. Mr. Bannick was President of NavTech North America for three years and also served as Senior Vice President of Marketing and Vice President of Operations. From June 1992 to August 1992, Mr. Bannick served as a consultant for McKinsey & Company, a consulting firm, in Europe and from June 1993 to April 1995 in the U.S. Mr. Bannick also served as a U.S. diplomat in Germany during the period of German unification. Mr. Bannick holds a B.A. in Economics and International Studies from University of Washington and an M.B.A degree from the Harvard Business School.

William C. Cobb serves eBay as President, eBay North America. He has served in that capacity since December 2004. From September 2002 to November 2004, Mr. Cobb served as Senior Vice President and General Manager, eBay International. From November 2000 to September 2002, Mr. Cobb served as eBay’s Senior Vice President, Global Marketing. From February 2000 to June 2000, Mr. Cobb served as the General Manager of Consumer Sales for Netpliance, Inc., an Internet-based content company. From July 1997 to February 2000, Mr. Cobb served as the Senior Vice President of International Marketing for Tricon Global Restaurants, Inc. (now known as Yum! Brands, Inc.), a restaurant operator and franchiser. From August 1995 to July 1997, Mr. Cobb served as the Senior Vice President and Chief Marketing Officer for Pizza Hut, Inc., a division of Tricon Global Restaurants, Inc. From May 1994 to August 1995, Mr. Cobb served as Vice President of Colas for the Pepsi-Cola Company, a division of PepsiCo., Inc. Mr. Cobb holds a B.S. degree in Economics from the University of Pennsylvania and an M.B.A. degree from Northwestern University.

John J. Donahoe serves eBay as President, eBay Business Unit. He has served in that capacity since March 2005. From January 2000 to February 2005, Mr. Donahoe served as Worldwide Managing Director for Bain & Company, a global business consulting firm. Mr. Donahoe serves on the Board of Trustees for Dartmouth College and Sacred Heart and sits on the Advisory Board of Stanford Graduate School of Business. Mr. Donahoe holds a B.A. in Economics from Dartmouth College and an M.B.A. degree from the Stanford Graduate School of Business.

Rajiv Dutta serves eBay as President, Skype. He has served in that capacity on a full-time basis since March 2006. From January 2001 to March 2006, Mr. Dutta served as eBay’s Senior Vice President and Chief Financial Officer. From August 1999 to January 2001, Mr. Dutta served as eBay’s Vice President of Finance and Investor Relations. From July 1998 to August 1999, Mr. Dutta served as eBay’s Finance director. From February 1998 to July 1998, Mr. Dutta served as the World Wide Sales Controller of KLA-Tencor, a manufacturer of semiconductor equipment. Prior to KLA-Tencor, Mr. Dutta spent ten years, from January 1988 to February 1998, at Bio-Rad Laboratories, Inc., a manufacturer and distributor of life science and diagnostic products with operations in over 24 countries. Mr. Dutta held a variety of positions with Bio-Rad, including the group controller of the Life Science Group. Mr. Dutta holds a B.A. degree in Economics from St. Stephen’s College, Delhi University in India and an M.B.A. degree from Drucker School of Management.

Michael R. Jacobson serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. He has served in that capacity or as Vice President, Legal Affairs, General Counsel since August 1998. From 1986 to August 1998, Mr. Jacobson was a partner with the law firm of Cooley Godward LLP, specializing in securities law, mergers and acquisitions, and other transactions. Mr. Jacobson holds an A.B. degree in Economics from Harvard College and a J.D. degree from Stanford Law School.

Jeffrey D. Jordan serves eBay as President, PayPal. He has served in that capacity since December 2004. From April 2000 to November 2004, Mr. Jordan served as eBay’s Senior Vice President, eBay North America. From September 1999 to April 2000, Mr. Jordan served as eBay’s Vice President, Regionals and Services. From September 1998 to September 1999, Mr. Jordan served as Chief Financial Officer for Hollywood Entertainment Corporation, a video rental company, and President of their subsidiary, Reel.com. From September 1990 to September 1998, Mr. Jordan served in various capacities including most recently Senior Vice President and Chief Financial Officer of The Disney Store Worldwide, a subsidiary of The Walt Disney Company. Mr. Jordan holds a B.A. degree in Political Science and Psychology from Amherst College and an M.B.A. degree from the Stanford Graduate School of Business.

Robert H. Swan serves eBay as Senior Vice President, Finance and Chief Financial Officer. He has served in that capacity since March 2006. From February 2003 to March 2006, Mr. Swan served as Executive Vice President and Chief Financial Officer of Electronic Data Systems Corporation. From July 2001 to December 2002, Mr. Swan

was Executive Vice President and Chief Financial Officer of TRW Inc. Mr. Swan served in executive positions at Webvan Group, Inc. from 1999 to 2001, including Chief Executive Officer from April 2001 to July 2001, Chief Operating Officer from September 2000 to July 2001 and Chief Financial Officer from October 1999 to July 2001. (Webvan filed a voluntary petition for Chapter 11 bankruptcy in July 2001.) Mr. Swan holds a B.S. from the State University of New York at Buffalo and an M.B.A. from State University of New York at Binghamton.

Maynard G. Webb, Jr. serves eBay as Chief Operating Officer. He has served in that capacity since June 2002. From August 1999 to June 2002, Mr. Webb served as President, eBay Technologies. From July 1998 to August 1999, Mr. Webb was Senior Vice President and Chief Information Officer at Gateway, Inc., a computer manufacturer. From February 1995 to July 1998, Mr. Webb was Vice President and Chief Information Officer at Bay Networks, Inc., a manufacturer of computer networking products. From June 1991 to January 1995, Mr. Webb was Director, IT at Quantum Corporation. Mr. Webb also serves on the board of directors of Gartner, Inc., a high technology research and consulting firm and Hyperion Solutions, a software company. Mr. Webb holds a B.A.A. degree from Florida Atlantic University.

EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

The following table shows certain compensation earned during the fiscal years ended December 31, 2003, 2004, and 2005, by our Chief Executive Officer and four most highly-compensated other executive officers (based on their total annual salary and bonus compensation), also referred to as the Named Executive Officers, at December 31, 2005.

Summary Compensation Table

							Long-Term and
							Other Compensation
	Annual Compensation						Number of Securities
Name and	Fiscal					Other Annual	Underlying Options	All Other
2005 Principal Positions	Year	Salary(1)		Bonus(2)		Compensation(3)	Options (#)(4)	Compensation(5)

Margaret C. Whitman	2005	$995,016		$1,697,651	(6)	$404,917	550,000	$3,483
President and	2004	994,052		1,553,480	(6)	358,735	1,200,000	3,639
Chief Executive Officer	2003	843,823		1,159,132	(6)	377,496	2,200,000	3,639
Maynard G. Webb, Jr.	2005	625,008		799,580	(7)	268,309	300,000	1,246
Chief Operating Officer	2004	620,203		1,880,279	(7)	35,755	650,000	1,297
	2003	582,007		1,266,601	(7)	—	1,100,000	1,297
John J. Donahoe	2005	568,269	(8)	1,217,546	(9)	1,080	1,000,000	2,621
President, eBay Business Unit	2004	—		—		—	—	—
	2003	—		—		—	—	—
Jeffrey D. Jordan	2005	510,747		722,245	(10)	25,074	185,000	2,527
President, PayPal	2004	494,284		934,973	(10)	2,065	440,000	2,516
	2003	439,345		858,793	(10)	—	600,000	1,016
Rajiv Dutta	2005	416,302		588,089	(12)	104,423	385,000	2,497
Senior Vice President and	2004	392,337		368,699	(12)	1,440	330,000	2,279
Chief Financial Officer(11)	2003	341,794		275,606	(12)	—	500,000	2,279

(1)	Effective March 1, 2005, all eligible employees of eBay, including certain of the Named Executive Officers, received an annual salary increase representing: (i) in the case of Mr. Jordan, a salary of $515,016 per annum; and (ii) in the case of Mr. Dutta, a salary of $414,000 per annum. Mr. Dutta received an additional salary increase to $500,000 per annum effective November 21, 2005. Total salary amounts reported are lower than these 2005 annual salary increases because lower salaries were in effect for a portion of 2005. Neither Ms. Whitman nor Mr. Webb received an annual salary increase. Mr. Donahoe received a salary of $750,000 per annum effective March 17, 2005 (his date of hire).

(2)	All 2005 bonuses represent amounts paid in 2005 and 2006 for services rendered in 2005, all 2004 bonuses represent amounts paid in 2004 and 2005 for services rendered in 2004, and all 2003 bonuses represent amounts paid in 2003 and 2004 for services rendered in 2003.

(3)	Represents the perquisites outlined in the table below. Perquisites are valued at the incremental cost of providing such perquisites.

The incremental cost to eBay of personal usage of its corporate aircraft is calculated based on a methodology that includes the weighted average cost of fuel, maintenance expenses, parts and supplies, landing fees, ground services, catering, and crew expenses associated with such use. Because the corporate aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage. Fixed costs include pilot salaries, the purchase or lease costs of the aircraft, and the cost of maintenance not related to such personal travel. Executives, their families, and invited guests occasionally fly on corporate aircraft as additional passengers on business flights. In those cases, the aggregate incremental cost to eBay is a de minimis amount, and as a result, no amount is reflected in the table. Prior to 2004, eBay calculated the cost of the personal use of its corporate aircraft using the Standard Industrial Fare Level (SIFL) tables prescribed under applicable IRS regulations. Because eBay has determined that the incremental cost methodology produces generally higher amounts than use of the SIFL calculation method, the incremental cost methodology has also been used to calculate the value of personal use of corporate aircraft by Ms. Whitman for 2003. Our annual report and proxy statement covering the period ended December 31, 2003 reflected the value of Ms. Whitman’s personal use of corporate aircraft in 2003 using the SIFL calculation method and valued such use at $115,857.

“Information Technology Equipment and Services” consist of information technology support services provided for computer equipment located at the residences of our executive officers. In the case of Mr. Webb, “Information Technology Equipment and Services” also consist of certain computer hardware installed at Mr. Webb’s residence to permit quicker and more effective remote monitoring of the Company’s website and the related cost of installation.

“Tax reimbursements” consist of additional bonuses granted by the Compensation Committee to cover any income taxes relating to personal use of the corporate aircraft, including taxes on imputed income resulting from executives, their families, and guests traveling as additional passengers on business flights which resulted in de minimis aggregate incremental costs to eBay.

			Information
			Technology
	Fiscal	Personal	Equipment and	Tax
Name	Year	Aircraft Usage	Services	Reimbursements	Total

Margaret C. Whitman	2005	$290,062	$480	$114,375	$404,917
	2004	229,145	1,200	128,390	358,735
	2003	307,496	—	70,000	377,496
Maynard G. Webb, Jr	2005	202,501	13,523	52,285	268,309
	2004	28,070	420	7,265	35,755
	2003	—	—	—	—
John J. Donahoe	2005	—	1,080	—	1,080
	2004	—	—	—	—
	2003	—	—	—	—
Jeffrey D. Jordan	2005	18,539	2,640	3,895	25,074
	2004	—	—	2,065	2,065
	2003	—	—	—	—
Rajiv Dutta	2005	90,698	120	13,605	104,423
	2004	—	1,440	—	1,440
	2003	—	—	—	—

(4)	Amounts have been adjusted to reflect all prior stock splits, including eBay’s two-for-one stock split that occurred on February 16, 2005.

(5)	Represents the following payments by eBay:

			Premiums Paid for
			Accidental Death and
	Fiscal	Premiums Paid for	Dismemberment	Matching 401(k)
Name	Year	Group Life Insurance	Coverage	Contributions	Total

Margaret C. Whitman	2005	$1,553	$430	$1,500	$3,483
	2004	1,664	475	1,500	3,639
	2003	1,664	475	1,500	3,639
Maynard G. Webb, Jr	2005	976	270	—	1,246
	2004	1,009	288	—	1,297
	2003	1,009	288	—	1,297
John J. Donahoe	2005	878	243	1,500	2,621
	2004	—	—	—	—
	2003	—	—	—	—
Jeffrey D. Jordan	2005	804	223	1,500	2,527
	2004	790	226	1,500	2,516
	2003	790	226	—	1,016
Rajiv Dutta	2005	781	216	1,500	2,497
	2004	606	173	1,500	2,279
	2003	606	173	1,500	2,279

(6)	Represents amounts paid to Ms. Whitman under the eBay Incentive Plan, which for years prior to 2005 was referred to as eBay’s Management Incentive Plan.

(7)	Represents: (i) for 2005, $799,580 paid under the eBay Incentive Plan; (ii) for 2004, $726,279 paid under eBay’s Management Incentive Plan and $1,154,000 paid under Mr. Webb’s special retention plan; and (iii) for 2003, $620,501 paid under eBay’s Management Incentive Plan and $646,100 paid under Mr. Webb’s special retention plan. We entered into Mr. Webb’s special retention plan in January 2001, under which Mr. Webb received bonus payments in August of 2001, 2002, 2003, and 2004.

(8)	Mr. Donahoe was hired by eBay on March 17, 2005. Accordingly, the amounts shown in the table above for fiscal year 2005 are for a period of less than a year. Mr. Donahoe’s salary in 2005 was $750,000 per annum.

(9)	Represents $717,546 paid under the eBay Incentive Plan and $500,000 paid under Mr. Donahoe’s special retention plan. We entered into a special retention bonus plan with Mr. Donahoe in November 2004 in connection with his hiring. Under the terms of this bonus plan, Mr. Donahoe received a $500,000 bonus in April 2005. In addition, the terms of the bonus plan provide for three additional bonus payments of $500,000, payable on each of the first, second, and third anniversaries of the date of his commencement of employment, assuming his continued employment with us.

(10)	Represents: (i) for 2005, $525,482 paid under the eBay Incentive Plan and $196,763 under Mr. Jordan’s special retention plan; (ii) for 2004, $462,948 for 2004 paid under eBay’s Management Incentive Plan and $472,025 under Mr. Jordan’s special retention plans; and (iii) for 2003, $361,505 paid under eBay’s Management Incentive Plan and $497,288 under Mr. Jordan’s special retention plans. In May 2000, we entered into a special retention bonus plan with Mr. Jordan under which Mr. Jordan received bonus payments in May of 2001, 2002, 2003, and 2004. In April 2001, we entered into a second special retention bonus plan with Mr. Jordan under which Mr. Jordan received bonus payments in April of 2002, 2003, 2004, and 2005.

(11)	Mr. Dutta served eBay as Senior Vice President and Chief Financial Officer until March 16, 2006 and has completed his transition to his new role as President, Skype.

(12)	Represents amounts paid to Mr. Dutta under the eBay Incentive Plan, which for years prior to 2005 was referred to as eBay’s Management Incentive Plan.

The following executive officers received grants of options in 2005 under eBay’s 2001’s Equity Incentive Plan, which we also refer to as the 2001 Plan.

OPTION GRANTS DURING 2005

	Number of	Percentage of
	Securities	Total Options
	Underlying	Granted to	Exercise
	Options	Employees	Price per	Expiration	Grant Date
Name	Granted(1)	During 2005(2)	Share(3)	Date	Present Value(4)

Margaret C. Whitman	550,000	1.6%	$42.58	3/1/15	$6,894,546
Maynard G. Webb, Jr.	300,000	0.9	42.58	3/1/15	3,760,661
John J. Donahoe	1,000,000	2.9	35.50	3/25/15	10,619,950
Jeffrey D. Jordan	185,000	0.5	42.58	3/1/15	2,319,074
Rajiv Dutta	185,000	0.5	42.58	3/1/15	2,319,074
	200,000	0.6	46.71	11/25/15	2,650,250

(1)	Options granted in 2005 were granted under our 2001 Equity Incentive Plan. All options granted in 2005 to the Named Executive Officers were granted by our Board of Directors, are nonqualified stock options, and are subject to a four-year vesting schedule, and, except for Mr. Donahoe’s option and Mr. Dutta’s November 25, 2005 option grant, such options vest 12.5% six months after the grant date and 1/48 per month thereafter. Mr. Donahoe’s new hire option grant vests 25% on the first anniversary of the grant date and 1/48 per month thereafter. Mr. Dutta’s November 25, 2005 option grant vests 50% on November 22, 2007 and 1/48 per month thereafter. Amounts have been adjusted to reflect the two-for-one stock split that occurred on February 16, 2005.

(2)	Based on options to purchase 34,488,548 shares of our common stock granted to employees in 2005.

(3)	Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our Board of Directors, on the date of grant. The exercise prices per share listed in the table above are rounded up to the nearest cent. The exercise per share has been adjusted to reflect the two-for-one stock split that occurred on February 16, 2005.

(4)	Represents the estimated fair value of stock options as of the applicable grant date. The Black-Scholes method is used to estimate the fair value in accordance with the requirements of Financial Accounting Standards Board’s Statement of Financial Accounting Standards 123(R) (FAS 123R). The estimated fair value of all stock-based compensation is amortized over the vesting period and is reflected in the footnotes to eBay’s consolidated financial statements through fiscal year 2005 and, beginning in fiscal year 2006, will be included as an expense in the eBay’s consolidated income statement in accordance with FAS 123R.

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2005 and the number of shares of our common stock subject to exercisable and unexercisable stock options held as of December 31, 2005 by each of the Named Executive Officers. The value at fiscal year end is measured as the difference between the exercise price and the fair market value at close of market on December 31, 2005, which was $43.22.

Aggregate Option Exercises in 2005 and Values at December 31, 2005

			Number of Securities
	Shares		Underlying		Value of Unexercised
	Acquired on	Value	Unexercised Options		In-The-Money Options
Name	Exercise(1)	Realized(2)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Margaret C. Whitman	—	$—	6,165,625	1,984,375	$165,124,612	$26,255,288
Maynard G. Webb, Jr.	600,000	14,996,096	1,231,875	978,125	24,381,887	12,212,312
John J. Donahoe	—	—	—	1,000,000	—	7,720,000
Jeffrey D. Jordan	640,000	15,833,862	1,058,055	607,813	22,714,974	7,340,450
Rajiv Dutta	285,000	7,993,726	1,672,644	946,356	45,285,061	13,763,116

(1)	Amounts have been adjusted to reflect the two-for-one stock split that occurred on February 16, 2005.

(2)	Value realized is based on the fair market value of our common stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the Named Executive Officer.

PENSION PLAN AND OTHER RETIREMENT ARRANGEMENTS

We do not have any pension plan or deferred compensation plan for our U.S. employees, including our executive officers. We have a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. We contribute one dollar for each dollar a participant contributes, with a maximum contribution of $1,500 per employee (including our executive officers). Our non-U.S. employees are covered by various other savings plans, and in some cases, pension plans.

EQUITY COMPENSATION PLAN INFORMATION

The table below gives information about our shares of common stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of December 31, 2005, including our 1996 Stock Option Plan, 1997 Stock Option Plan, 1998 Equity Incentive Plan, 1998 Directors Stock Option Plan, 1999 Global Equity Incentive Plan, 2001 Equity Incentive Plan, and 2003 Deferred Stock Unit Plan, as well as shares of our common stock that may be issued under individual compensation arrangements that were not approved by our stockholders, also referred to as our Non-Plan Grants. We refer to these plans and grants collectively as our Equity Compensation Plans. No warrants are outstanding under any of the foregoing plans.

As of April 14, 2006, there were 1,409,839,646 shares of eBay’s common stock outstanding. As of April 14, 2006, there were (i) 143,566,575 shares to be issued upon the exercise of outstanding options under our Equity Compensation Plans at a weighted average exercise price of $30.20, and with a weighted average remaining life of 7.28 years, and (ii) 269,224 shares of restricted stock and deferred stock units granted and outstanding under our Equity Compensation Plans. As of April 14, 2006, there were 78,036,402 shares available for future grants under our Equity Compensation Plans.

The following table gives information about our Equity Compensation Plans as of December 31, 2005:

				(c)
	(a)	(b)		Number of Securities Remaining
	Number of Securities to be	Weighted Average		Available for Future Issuance
	Issued Upon Exercise of	Exercise Price of		Under Equity Compensation
	Outstanding Options,	Outstanding Options,		Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights		Reflected in Column(a))

Equity compensation plans approved by securityholders	123,622,549(1)	$29.97	(2)	103,280,368(3)
Equity compensation plans not approved by securityholders	1,382,728(4)	0.39		—

Total	125,005,277	$28.65		103,280,368

(1)	Includes 27,391 shares of our common stock issuable pursuant to deferred stock units, or DSUs, under our 2003 Deferred Stock Unit Plan. DSUs represent an unfunded, unsecured right to receive shares of eBay common stock (or the equivalent value thereof in cash or property), and the value of DSUs varies directly with the price of eBay’s common stock.

(2)	Because DSUs do not have an exercise price, the 27,391 shares of our common stock issuable pursuant to DSUs under our 2003 Deferred Stock Unit Plan are not included in the calculation of weighted average exercise price.

(3)	Includes 5,788,596 shares of our common stock remaining reserved for future issuance under our 1998 Employee Stock Purchase Plan, as amended, or the ESPP, as of December 31, 2005. Our ESPP contains an “evergreen” provision that automatically increases, on each January 1, the number of securities reserved for issuance under the ESPP by the number of shares purchased under the ESPP in the preceding calendar year, provided that the aggregate number of shares reserved for issuance under the ESPP may not exceed 36,000,000 shares. As of December 31, 2005, an aggregate amount of 8,160,996 shares had been purchased under the ESPP since its inception. An aggregate amount of 1,411,404 shares was purchased under the ESPP in

2005, and the number of securities available for issuance under the ESPP was increased by that number on January 1, 2006, bringing the total number of shares reserved for future issuance on January 1, 2006 to 7,200,000. None of our other plans has an “evergreen” provision.

(4)	Does not include: (i) 12,262 shares of our common stock, with a weighted average exercise price of $2.38 per share, to be issued upon exercise of outstanding options assumed by us under the Half.com, Inc. 1999 Equity Compensation Plan; (ii) 60,572 shares of our common stock, with a weighted average exercise price of $0.77 per share, to be issued upon exercise of outstanding options assumed by us under the X.com Corporation 1999 Stock Plan; (iii) 637,142 shares of our common stock, with a weighted average exercise price of $9.19 per share, to be issued upon exercise of outstanding options assumed by us under the PayPal, Inc. 2001 Equity Incentive Plan; (iv) 445,623 shares of our common stock, with a weighted average exercise price of $8.42 per share, to be issued upon exercise of outstanding options assumed by us under the Shopping.com Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan; (v) 1,153,067 shares of our common stock, with a weighted average exercise price of $36.19 per share, to be issued upon exercise of outstanding options assumed by us under the Shopping.com Ltd. 2004 Equity Incentive Plan; or (vi) 1,822,090 shares of our common stock, with a weighted average exercise price of $4.02 per share, to be issued upon exercise of outstanding options assumed by us under the Skype Technologies S.A. Stock Option Plan Rules. All of the options and related plans referenced above were assumed by us in connection with acquisitions. We cannot make subsequent grants or awards of our equity securities under any of these plans. Prior to each acquisition, the stockholders of the acquired company approved the acquired company’s plan. Our stockholders, however, did not approve any of the plans in connection with the acquisitions.

The only outstanding Non-Plan Grant as of December 31, 2005 relates to an individual compensation arrangement that was made prior to the initial public offering of our common stock in 1998. At the time of this Non-Plan Grant, members of our Board and their affiliates beneficially owned in excess of 90% of our then outstanding equity and voting interests. This Non-Plan Grant has been previously disclosed in our initial public offering prospectus filed with the SEC on September 25, 1998 under the headings “Management — Director Compensation” and “—  Compensation Arrangements.” Except as set forth below, the terms and conditions of this Non-Plan Grant are identical to the terms of our 1997 Stock Option Plan, a copy of which was filed as an exhibit to our S-1 Registration Statement (No. 33-59097) filed in connection with our initial public offering.

The outstanding Non-Plan Grant involved the Board’s grant of an option to purchase 3,600,000 shares of our common stock at an exercise price of $0.39 to Mr. Cook upon his joining our Board in June 1998 as an independent director. These options granted to Mr. Cook were non-qualified options and were immediately exercisable, with a term of 10 years. These options vested as to 25% of the underlying shares in June 1999 and as to 2.08% of the shares each month thereafter until they fully vested in June 2002. Mr. Cook exercised options to purchase 480,000 shares in 2002, exercised options to purchase 1,430,000 shares in 2003, and exercised options to purchase 307,272 shares during 2005. As of December 31, 2005, options to purchase 1,382,728 shares remain outstanding under the Non-Plan Grant.

Employment Agreements, Change-in-Control Arrangements, Severance Arrangements, and Retention Bonus Plans with Executive Officers

We do not have individual long-term employment agreements or change-in-control arrangements with any of our executive officers. We do not have any severance payment arrangements with any of our executive officers, except that: (i) under her January 16, 1998 employment letter agreement, if Ms. Whitman is terminated other than for cause, she is entitled to receive salary compensation for six months, and if she remains unemployed at the end of such six-month period, she is eligible to receive additional salary compensation for the lesser of six months or commencement of other employment; and (ii) under his July 17, 1999 offer letter, if Mr. Webb is terminated other than for cause, he is entitled to receive salary compensation for six months, and if he remains unemployed at the end of such six-month period, he is eligible to receive additional salary compensation for the lesser of six months or commencement of other employment. See footnotes 9 and 10 of the Summary Compensation Table above for descriptions of the special retention bonus plans that we entered into with Mr. Jordan and Mr. Donahoe.

Similar to the provisions of broad-based equity compensation plans of many other public companies, our broad-based equity compensation plans provide that in the event of a change in control, any surviving corporation or acquiring corporation must either assume or continue outstanding awards or substitute similar awards. If the surviving corporation or acquiring corporation refuses to do so, then with respect to awards held by participants whose service has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full.

Compensation of Directors

Board compensation is determined by the Compensation Committee. Prior to 2003, Board compensation was 100% equity based. After a review in December 2002, Board compensation was substantially revised by the Board, with equity compensation reduced and cash compensation added. Board compensation has subsequently been reviewed annually by the Compensation Committee, which has not changed cash compensation and has effectively reduced equity compensation by holding the number of options granted annually to the same absolute number notwithstanding two subsequent stock splits of eBay common stock.

New directors who are not employees of eBay, or any parent, subsidiary, or affiliate of eBay, receive deferred stock units, or DSUs, with an initial value of $150,000 under our 2003 Deferred Stock Unit Plan. DSUs represent an unfunded, unsecured right to receive shares of eBay common stock (or the equivalent value thereof in cash or property), and the value of DSUs varies directly with the price of eBay’s common stock. Each DSU award granted to a non-employee director upon election to the Board will vest as to 25% of the DSUs on the first anniversary of the date of grant and as to 1/48 of the DSUs each month thereafter, provided the director continues as a director or consultant of eBay. DSUs are payable in stock or cash (at eBay’s election) following the termination of a non-employee director’s tenure in such capacity.

Non-employee directors are also eligible to participate in the 1998 Directors Stock Option Plan, also referred to as the Directors Plan. Option grants under the Directors Plan are automatic and non-discretionary, and the exercise price of the options must be 100% of the fair market value of the common stock on the date of grant. Each eligible director is granted an option to purchase 15,000 shares of eBay common stock at the time of each annual meeting if he or she has served continuously as a member of the Board since the date elected. The Compensation Committee elected to maintain the annual option grant under the Directors Plan at 15,000 shares notwithstanding the two-for-one split of eBay common stock in February 2005. All options granted under the Directors Plan vest as to 25% of the shares on the first anniversary of the date of grant and as to 1/48 of the shares each month thereafter, provided the optionee continues as a director or consultant of eBay. In the event of a change of control of eBay, the Directors Plan provides that options granted under that plan will become fully vested and the individual award agreements for directors under the 2003 Deferred Stock Unit Plan provide that DSUs granted under that plan will become fully vested.

Except for Mr. Omidyar, eBay’s founder and the Chairman of its Board of Directors, non-employee directors are paid a retainer of $50,000 per year, the chairman of the Audit Committee receives an additional $10,000 per year, and the Lead Independent Director and all other committee chairs receive an additional $5,000 per year. Directors may elect to receive, in lieu of these fees and at the time these fees would otherwise be payable (i.e., on a quarterly basis in arrears for services provided), DSUs with an initial value equal to the amount of these fees. Except for Mr. Omidyar, each non-employee director also receives meeting fees of $2,000 for each Board meeting and $1,000 for each committee meeting.

During the year ended December 31, 2005, non-employee directors received the following compensation:

	Fees Earned or	Option	Deferred
Name	Paid in Cash	Awards	Stock Units

Fred D. Anderson	$89,000	15,000	—
Edward W. Barnholt	18,000	15,000	5,346
Philippe Bourguignon	35,500	15,000	596
Scott D. Cook	32,750	15,000	656
William C. Ford, Jr.	4,000	—	3,895
Robert C. Kagle	32,750	15,000	656
Dawn G. Lepore	85,000	15,000	—
Pierre M. Omidyar	—	—	—
Richard T. Schlosberg, III	85,000	15,000	—
Thomas J. Tierney	41,750	15,000	656

Stock Ownership Guidelines for Directors

In September 2004, our Board adopted stock ownership guidelines to better align the interests of our directors and executives with the interests of stockholders and further promote our commitment to sound corporate governance. Under the guidelines, directors are required to achieve ownership of eBay common stock valued at three times the amount of the annual retainer paid to directors within three years of joining the Board, or in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. A more detailed summary of our stock ownership guidelines can be found on our website at http://investor.ebay.com/governance. The ownership levels of our directors as of April 1, 2006 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above.

Report of the Compensation Committee of the Board of Directors
on Executive Compensation1

We constitute the Compensation Committee of the Board of Directors of eBay Inc. We are all independent, non-employee directors, and none of us has ever been an officer or employee of eBay. We are responsible to eBay’s Board of Directors and stockholders for the design, administration, and oversight of the compensation and benefits programs for eBay’s executive officers, including the CEO.

The goals of eBay’s compensation program are to align compensation with business objectives and performance and to enable eBay to attract, retain, and reward executive officers and other key employees who contribute to eBay’s long-term success and to motivate them to enhance long-term stockholder value. To meet these goals, we employ a mix of total direct compensation elements currently composed of base salary, cash bonus, and stock options.

To set total direct compensation guidelines, the Committee reviews a competitive market of companies with which eBay competes for executive talent, business, and capital. The competitive market includes two peer groups of approximately 15 companies each, which reflect consumer products and high-tech competitors. These peer companies provide a comprehensive perspective on pay programs and top five executive compensation for direct competitors for talent. The competitive market also includes various survey sources that represent additional market benchmarks that are relevant to eBay. These surveys provide broader perspectives for all executive positions. In evaluating the individual components of overall compensation, the Committee reviewed not only the individual elements of compensation, but also holistically at total compensation.

eBay’s pay positioning strategy is to target total annual cash (i.e., base salary and target cash bonuses) of the executive group as a whole at median levels relative to the competitive market. eBay also evaluates benefits and perquisites in addition to salary and bonus in order to measure the company’s positioning of total annual compensation relative to the competitive market.

eBay’s pay positioning strategy for long-term incentive compensation is variable based on performance. The Committee considers total stockholder return, revenue growth, and net income growth in absolute terms and relative to eBay’s peer groups of technology and consumer products companies in positioning long-term incentive awards. For example, if eBay’s performance is average, the midpoints of long-term incentive award guidelines are targeted to be positioned at the 50th percentile of the competitive market. If eBay’s performance is high, midpoints of long-term incentive award guidelines could be positioned as high as the 75th percentile of the competitive market. If eBay’s performance is low, midpoints of long-term incentive guidelines could be positioned as low as the 25th percentile of the competitive market. Once the midpoints of the long-term incentive guidelines are set, ranges around the midpoints are established to allow for differentiation of awards by individual. Individual awards may therefore be higher or lower than the pay positioning guidelines. In addition, the Committee may make special compensation-related decisions for performance, recognition, retention, and/or recruitment purposes that cause individual compensation to differ from the regular stated compensation strategy and guidelines.

The Committee retains Mercer Human Resource Consulting LLC, or Mercer, an independent consulting firm, as an advisor and resource to help develop and execute the company’s total compensation strategy. To provide the company with information for making external compensation comparisons, Mercer provides competitive data for each senior executive position by analyzing proprietary surveys and publicly disclosed documents of selected high-tech and consumer-product companies, taking into consideration eBay’s current and anticipated size, scope of operations, and business focus. Some, but not all, of these companies are included in the indices shown in our performance graph under the heading “Performance Measurement Comparison.”

Base Salary.  Base salary is the fixed portion of executive pay and compensates individuals for expected day-to-day performance. The Committee meets at least annually to review and approve each executive officer’s salary for the ensuing year. When reviewing base salaries, we consider the following factors: competitive pay

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any of our filings under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

practices (which is the primary determinant of the range within which individual salaries are set); individual performance against goals; levels of responsibility; breadth of knowledge; and prior experience. For 2005, based in part on external comparisons and recommendations by the CEO (for non-CEO executive officer compensation), we increased the salary levels of some of our executive officers beginning March 1, 2005. We set the base salaries of our named executive officers (other than our CEO) in a range from $414,000 to $625,008, effective March 1, 2005. As reported last year in the company’s proxy statement for eBay’s 2005 Annual Meeting, Meg Whitman’s salary was maintained at $995,016 for the period from March 1, 2005 to March 1, 2006.

Bonus.  In 2005, payments made through eBay’s bonus plan were variable and designed to reward participants quarterly based on Company financial and individual performance. The eBay Incentive Plan, or eIP, for our employees (including our executive officers) provides for (i) quarterly bonuses based upon pro-forma net income targets set by our Committee for each quarter and on achievement of quarterly individual goals, so long as minimum revenue and net income thresholds have been met and (ii) an annual bonus based on attainment of annual pro forma net income targets, so long as a minimum revenue threshold has been met. The Committee believes these financial goals are the strongest drivers of long-term value for the company.

In 2005, quarterly bonus amounts could range from 0% to 160% of an executive’s target opportunity, based on financial and individual performance in that quarter. The maximum that could be paid on the annual component was 200% of target. 50% of the total 2005 bonus target for executive officers was based on quarterly performance (12.5% per quarter) and 50% was based on annual performance. 2005 total annual target bonus amounts for the named executive officers (other than the CEO) were 60% to 75% of base salary. The target bonus amount for our CEO remained 100% of base salary.

eBay exceeded financial targets for every quarter of 2005, which contributed, along with individual performance, to quarterly bonus payments for eBay executives ranging from 110% to 160% of quarterly target opportunity. Based on eBay’s 2005 annual performance, the annual component for all executives, including the CEO, was paid out at 200% of the annual target opportunity.

In 2005, a payment was made to Mr. Donahoe in accordance with the terms of his special retention plan. The payment is shown in the Summary Compensation Table and explained in footnote 9 to the Summary Compensation Table.

Stock Options.  eBay’s stock option plans are designed to align participants with the long-term interests of eBay’s stockholders and to provide a total compensation opportunity commensurate with Company performance. eBay’s stock options are performance granted, since the grant guidelines are positioned relative to the market commensurate with relative performance to the market. Initial grants of stock options are generally made to eligible employees upon commencement of employment. Following the initial hire, additional grants are made to participants pursuant to a periodic focal grant program or following a significant change in job responsibilities, scope, or title. Stock options under the option plans generally vest over a four-year period and expire ten years from the date of grant. Options granted in 2006 will expire seven years from the date of grant. The exercise price of our option grants is set at 100% of the fair market value of our common stock on the date of grant.

Initial stock option grants and “follow-on” (periodic) option grants for plan participants are generally determined within ranges established for each job level. These ranges are established based on the company’s desired pay positioning relative to the competitive market. Initial option grants for specific individuals also take into account specific recruitment needs. Follow-on option grants to specific individuals are based upon a number of factors, including performance of the individual, job level, future potential, competitive external levels, and past option grants. eBay generally makes follow-on grants for its employees (including officers) once a year in the first quarter. The Board of Directors has delegated the authority to make option grants to employees (within approved ranges and other than those who are senior vice presidents or above) to a Stock Option Grant Committee consisting of Ms. Whitman.

As described above, the targeted positioning for midpoints of eBay’s long-term incentive award guidelines would be the 50th percentile of the competitive market for average performance, up to 75th percentile for high performance, and as low as 25th percentile for low performance. Given eBay’s superior performance evaluation in 2004, midpoints of long-term incentive award guidelines for 2005 were positioned at approximately the 75th percentile of competitive levels. This positioning was subject to an aggregate stock dilution objective set forth by the Committee. Given eBay’s superior performance evaluation in 2005, the Committee approved 75th percentile positioning of midpoints of long-term incentive award guidelines for 2006, subject to the dilution objective described below.

The Committee engaged Mercer for a full review of long-term incentive strategy and considered adding performance-based stock to the long-term incentive program for 2006. However, after careful consideration, the Committee did not feel it was appropriate to introduce the vehicle for 2006. The Committee felt that stock options remain an extremely important element of total compensation given eBay’s stage of growth, business complexity, and its need to compete for talent with other high-growth companies. The Committee believes that stock options provide a strong link between executive compensation and eBay’s performance and align the interests of executives with those of stockholders. The committee will continue to consider performance-based stock, as well as other long-term incentive alternatives, for 2007 to ensure that eBay’s programs continue to provide the best and most appropriate link between long-term incentive compensation for executives and long-term stockholder value.

In 2005, the Committee engaged Mercer to conduct a thorough review of market practices related to the average annual gross dilution from employee stock option grants and market trends anticipated for 2006 through 2007. This study indicated a leveling trend in annual gross dilution in the competitive market, in contrast to reductions in previous years. As a result, the Committee adopted a maximum gross dilution rate of 2.7% for employee stock option grants during 2006, including grants to existing employees and grants associated with anticipated growth in eBay’s employee base. The 2.7% maximum dilution level for 2006 compares with a 2.5% maximum dilution figure for 2005 and is down from approximately 4% in 2004. Actual gross dilution levels in both 2004 and 2005 were lower than these maximum levels, and net dilution (after taking into account option cancellations) was below 3% in 2004 and below 2% in 2005. The Company believes that the current 2.7% gross dilution rate target is consistent with current and evolving market conditions.

Stock Ownership Guidelines.  In September 2004, the Board adopted stock ownership guidelines to better align the interests of eBay’s executives with the interests of stockholders and further promote the Company’s commitment to sound corporate governance. Under the guidelines, executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (five times in the case of the Chief Executive Officer). Until an executive achieves the required level of ownership, he or she is required to retain 25% of the net shares received as the result of the exercise of eBay stock options. A more detailed summary of the stock ownership guidelines can be found on the Company’s website at http://investor.ebay.com/governance. The ownership levels of our executive officers as of April 1, 2006 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above.

Perquisites.  eBay provides benefits to certain executive officers in the form of personal usage of its corporate aircraft, information technology equipment and services, and tax reimbursements. For the named executive officers, the amounts of these benefits are described in footnote 3 of the Summary Compensation Table above.

CEO Compensation.  The following table sets forth Ms. Whitman’s compensation for 2005:

		Other Annual	Number of	All Other		Other Long-Term	Deferred
Salary	Bonus	Compensation	Options	Compensation	Restricted Stock	Incentives	Compensation

$995,016	$1,697,651	$404,917	550,000	$3,483	—	—	—

Similar to other eBay employees, Ms. Whitman’s quarterly bonus awards were determined based on eBay’s financial performance and her individual performance. Ms. Whitman’s annual bonus award was determined based on eBay’s annual financial performance. To determine individual performance, the Committee considered several factors. These were the attainment of eBay’s strategic objectives and growth initiatives, including acquisitions, and her leadership of the company’s management throughout the year. As noted above, eBay exceeded its financial targets each quarter of 2005. Accordingly, taking financial and individual performance into account, Ms. Whitman received an aggregate annual bonus of 170% of her base salary, as compared to a target opportunity of 100%. In addition, at the end of the year, consistent with the company’s past practice, Ms. Whitman received an additional bonus of $114,375 to cover any income taxes relating to personal use of the company’s aircraft during the year.

As previously reported, during the first quarter of 2005, the Committee considered Ms. Whitman’s compensation for 2005. The Committee maintained Ms. Whitman’s salary at $995,016 for 2005. Ms. Whitman’s bonus target was maintained at 100%. In March 2005, Ms. Whitman was also granted an option to purchase 550,000 shares, vesting over four years.

During the first quarter of 2006, the Committee considered Ms. Whitman’s compensation for 2006. To assist it in its determination, it again received advice from Mercer. In light of the Company’s continued strong financial results, Ms. Whitman’s success in growing and restructuring the company’s organization and management team in tandem with the company’s growth, including significant international expansion, and Ms. Whitman’s own preference for long-term compensation over increases in other forms of compensation, the Committee again maintained Ms. Whitman’s salary at $995,016, kept her bonus target at 100%, and granted her an option to purchase 500,000 shares, vesting over four years. The options expire seven years from the date of grant. Under Ms. Whitman’s January 16, 1998 employment letter agreement, if Ms. Whitman is terminated other than for cause, she is entitled to receive salary compensation for six months, and if she remains unemployed at the end of such six-month period, she is eligible to receive additional salary compensation for the lesser of six months or commencement of other employment. Ms. Whitman does not have a change-in-control arrangement or any other agreement entitling her to base salary, cash bonus, perquisites, or new equity grants following termination of employment. eBay also does not have any pension plan or deferred compensation plan that is available to Ms. Whitman or any other U.S. employee.

Section 162(m).  eBay is limited by Section 162(m) of the Internal Revenue Code of 1986 to a deduction for federal income tax purposes of up to $1,000,000 of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1,000,000 may be deducted if it meets certain technical requirements to be classified as “performance-based compensation.” Given the company’s consistent profitability, the Committee believes that it is in the best interests of eBay and its stockholders to pay bonuses to its Named Executive Officers that are deductible by eBay for federal income tax purposes. The eIP was approved by stockholders in 2005 and satisfies the requirements of Section 162(m) for “performance-based” compensation. In 2004, the Board adopted and stockholders approved amendments to the company’s 1999 Global Equity Incentive Plan to allow awards under that plan to qualify as “performance-based compensation.” The Board continues to reserve the flexibility and authority to make decisions that are in the best interest of the company and its stockholders, even if those decisions do not result in full deductibility under Section 162(m).

Summary.  Through the plans described above, a significant portion of our compensation program for our executive officers (including our CEO) is contingent upon individual and eBay performance, and realization of value by our CEO and the other executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay-for-performance. We will continue to review executive compensation programs periodically and will consider new and revised programs, as appropriate, to ensure the interests of stockholders are served.

COMPENSATION COMMITTEE

Edward W. Barnholt*
Philippe Bourguignon
William C. Ford, Jr.**
Robert C. Kagle (Chairman)
Thomas J. Tierney

*	A member since June 23, 2005.

**	A member from July 27, 2005 to April 1, 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of our Board are Edward W. Barnholt, Philippe Bourguignon, Robert C. Kagle, and Thomas J. Tierney. No member of our Board’s Compensation Committee is or was formerly an officer or an employee of eBay. No interlocking relationship exists between our Board and its Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

PERFORMANCE MEASUREMENT COMPARISON1

The graph below shows the cumulative total stockholder return of an investment of $100 (and the reinvestment of any dividends thereafter) on December 31, 2000 in (i) our common stock, (ii) the Nasdaq National Market Index, (iii) the S&P 500 Index and (iv) the GSTI Internet Index. We were added to the S&P 500 Index on July 19, 2002. The GSTI Internet Index is a modified-capitalization weighted index of 14 stocks representing the Internet industry, including Internet content and access providers, Internet software and services companies and e-commerce companies. Our stock price performance shown in the graph below is not indicative of future stock price performance.

(1)	The material in this section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.

From time to time, we have entered into and may continue to enter into commercial arrangements with companies with which our directors or executive officers may have relationships, including as a director or executive officer, but with respect to which our directors or executive officers do not have a material interest and, thus, are not required to be disclosed. These commercial arrangements are entered into in the ordinary course of business and on an arm’s-length basis.

In March 2006, we made a $2,000,000 equity investment in Meetup, Inc., a local community website that brings groups together offline. Mr. Omidyar, our founder and the Chairman of our Board of Directors, is a director of Meetup, Inc., and entities controlled by Mr. Omidyar beneficially hold greater than a 10% equity interest in Meetup, Inc. Consistent with our corporate governance practices, the Audit Committee of our Board of Directors pre-approved this transaction. We believe this transaction was made on terms no less favorable to us than we could have obtained from unaffiliated third parties. While we do not believe that Mr. Omidyar had a direct or indirect material interest in this transaction, and thus it is not required to be disclosed, we are disclosing its existence as a matter of good corporate governance and because it is not an ordinary course commercial arrangement.

In February 2006, we entered into a special retention bonus plan with Mr. Swan in connection with his hiring. Under the terms of this bonus plan, Mr. Swan received a $200,000 bonus in March 2006. In addition, the terms of the bonus plan provide for four additional bonus payments of $200,000, payable on each of the first, second, third, and fourth anniversaries of the date of his commencement of employment, assuming his continued employment with us.

Mr. Omidyar and Mr. Skoll, a beneficial owner of more than 5% of our common stock, from time to time make their personal aircraft available to our officers for business purposes at no cost to us. The imputed cost of the aircraft use was not material to our consolidated financial statements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

We believe that during the fiscal year ended December 31, 2005, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

OTHER MATTERS

The Board of Directors knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

Michael R. Jacobson
Secretary

April 26, 2006

Copies of this proxy statement and of our annual report for the fiscal year ended December 31, 2005 are available by visiting our investor relations website at http://investor.ebay.com/annual.cfm or free of charge by writing to Investor Relations, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

APPENDIX A

eBay Inc.
2001 Equity Incentive Plan, As Amended

Initial Stockholder Approval on May 25, 2001
Amendment Adopted by the Board of Directors on March 14, 2002
Stockholder Approval of Amendment on June 5, 2002
Amendment Ratified by the Compensation Committee as of March 18, 2003
Stockholder Approval of Amendment on June 26, 2003
Amendment Adopted by the Compensation Committee on March 18, 2004
Stockholder Approval of Amendment on June 24, 2004
Amendment Adopted By The Compensation committee on March 21, 2006

Termination Date: March 21, 2011

1. Purposes.

(a) Eligible Option Recipients.  The persons eligible to receive Options are the Employees, Directors and Consultants of the Company and its Affiliates.

(b) Available Options.  The purpose of the Plan is to provide a means by which eligible recipients of Options may be given an opportunity to benefit from increases in value of the Common Stock through the granting of (i) Incentive Stock Options and (ii) Nonstatutory Stock Options.

(c) General Purpose.  The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Options, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2. Definitions.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code, and any other entity which is controlled, directly or indirectly, by the Company.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the United States Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means eBay Inc., a Delaware corporation.

(g) “Consultant” means any natural person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services, or (ii) who is a member of the Board of Directors or comparable governing body of an Affiliate and who is compensated for such services. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors. In addition, the payment of a director’s fee by the Company for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(h) “Continuous Service” means that the Optionholder’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Optionholder’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionholder renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Optionholder renders such service, provided that there is no interruption or termination of the Optionholder’s service with the Company or an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(i) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(j) “Director” means a member of the Board of Directors of the Company.

(k) “Disability” means the inability of a natural person to continue to perform services for the Company or any Affiliate of the type previously performed prior to the occurrence of such Disability, whether as a result of physical and/or mental illness or injury, as determined by a physician acceptable to the Company, for a period that is expected to be of a duration of no less than six (6) months.

(l) “Employee” means any person employed for tax purposes by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(m) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(o) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(p) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(q) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to Section 6 of the Plan.

(t) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(u) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(v) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(w) “Plan” means this eBay Inc. 2001 Equity Incentive Plan, as amended.

(x) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(y) “Securities Act” means the United States Securities Act of 1933, as amended.

(z) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3. Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how each Option shall be granted; what type or combination of types of Option shall be granted; the provisions of each Option granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to an Option; and the number of shares of Common Stock with respect to which an Option shall be granted to each such person.

(ii) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or an Option as provided in Section 11.

(iv) To terminate or suspend the Plan as provided in Section 12.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient in its sole discretion to promote the best interests of the Company and its stockholders that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.

(i) General.  The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of one (1) or more members of the Board any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Committee Composition when Common Stock is Publicly Traded.  At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two (2) or more

Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Options to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Options to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by anyone and shall be final, binding and conclusive on all Optionholders and any other person having an interest in such determination, interpretation or construction.

4. Shares Subject to the Plan.

(a) Share Reserve.  Subject to the provisions of Section 10 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Options shall not exceed in the aggregate Two Hundred Twenty Two Million (222,000,000)1 shares of Common Stock.

(b) Reversion of Shares to the Share Reserve.   If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Option shall revert to and again become available for issuance under the Plan. If an Optionholder exercises an Option by attesting to the ownership of shares of Common Stock in accordance with the provisions of Section 6(c) below, only the net number of additional shares issued to the Optionholder shall be deducted from the share reserve.

(c) Source of Shares.  The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5. Eligibility.

(a) Eligibility for Specific Options.   Incentive Stock Options may be granted only to Employees. Nonstatutory Stock Options may be granted to Employees, Directors and Consultants.

(b) Non-Employee Directors.  Notwithstanding the provisions of subsection 5(a) hereof, a Director who is not an Employee only may be granted nondiscretionary Options that the Stockholders have approved as to the following option provisions: Number of shares, date of automatic grant, term, exercise price, consideration, vesting schedule, exercise schedule, and the post-termination exercise periods.

(c) Ten Percent Stockholders.  Notwithstanding the provisions of subsection 5(a) hereof, a Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(d) Section 162(m) Limitation.  Notwithstanding the provisions of subsection 5(a) hereof and subject to the provisions of Section 10 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than Four Million (4,000,000)1 shares of Common Stock during any calendar year.

(e) Consultants.  Notwithstanding the provisions of subsection 5(a) hereof, a Consultant shall not be eligible for the grant of an Option if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8.

[1]	Denotes that such share number reflects the stock split of eBay’s common stock occurring in 8/03 and 2/05.

6. Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term.  Subject to the provisions of subsection 5(c) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) Exercise Price.

(i) Subject to the provisions of subsection 5(c) regarding Ten Percent Stockholders and subsection 6(b)(ii) below, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(ii) An Option may be granted with an exercise price lower than that set forth in subsection 6(b)(i) above if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) Consideration.

(i) The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company, or attestation to the Company of ownership, of other Common Stock or (2) in any other form of legal consideration that may be acceptable to the Board.

(ii) Unless otherwise specifically provided, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company, or attestation to the Company of ownership, of other Common Stock shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

(d) Transferability of an Incentive Stock Option.  An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e) Transferability of a Nonstatutory Stock Option.  A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Vesting Generally.  The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(g) Termination of Continuous Service.  In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s

Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(h) Extension of Termination Date.  An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(i) Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(j) Death of Optionholder.  In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

7. Covenants of the Company.

(a) Availability of Shares.  During the terms of the Options, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Options.

(b) Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Options and to issue and sell shares of Common Stock upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Option or any Common Stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Options unless and until such authority is obtained.

8. Use of Proceeds from Stock.

Proceeds from the sale of Common Stock pursuant to Options shall constitute general funds of the Company.

9. Miscellaneous.

(a) Stockholder Rights.  No Optionholder shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Option unless and until such Optionholder has satisfied all requirements for exercise of the Option pursuant to its terms.

(b) No Employment or other Service Rights.  Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Optionholder any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Option was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, for any reason or no reason, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the jurisdiction in which the Company or the Affiliate is incorporated, as the case may be.

(c) Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(d) Investment Assurances.  The Company may require an Optionholder, as a condition of exercising an Option or acquiring Common Stock under any Option, (i) to give written assurances satisfactory to the Company as to the Optionholder’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; (ii) to give written assurances satisfactory to the Company stating that the Optionholder is acquiring Common Stock subject to the Option for the Optionholder’s own account and not with any present intention of selling or otherwise distributing the Common Stock; and/or (iii) to give such other written assurances as the Company shall determine are necessary, desirable or appropriate to comply with applicable securities regulation and other governing law. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(e) Withholding Obligations.  To the extent provided by the terms of an Option Agreement, the Optionholder may satisfy any tax withholding obligation arising under the laws or regulations of any country, state or local jurisdiction relating to the exercise or acquisition of Common Stock under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Optionholder by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Optionholder as a result of the exercise or acquisition of Common Stock under the Option; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be required to avoid variable award accounting); or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

10. Adjustments upon Changes in Stock.

(a) Capitalization Adjustments.  If any change is made in the Common Stock subject to the Plan, or subject to any Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(d), and the outstanding Options will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Options. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then all outstanding Options shall terminate immediately prior to such event.

(c) Corporate Transaction.  In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume or continue any Options outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 10(c)) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume or continue such Options or to substitute similar stock awards for those outstanding under the Plan, then with respect to Options held by Optionholders whose Continuous Service has not terminated, the vesting of such Options (and, if applicable, the time during which such Options may be exercised) shall be accelerated in full, and the Options shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Options outstanding under the Plan, such Options shall terminate if not exercised (if applicable) at or prior to such event.

11. Amendment of the Plan and Options.

(a) Amendment of Plan.  The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 10 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary under applicable laws or regulations or to the extent that such amendment constitutes a material amendment of the Plan.

(b) Stockholder Approval.  The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers. Notwithstanding any other provision of the Plan to the contrary, the Board shall not, without prior stockholder approval, (A) reduce the exercise price of any outstanding Option under the Plan, (B) cancel any outstanding Option under the Plan and grant in substitution therefor, on either an immediate or delayed basis, a new Option under the Plan covering the same or a different number of shares of Common Stock or cash, or (C) take any other action with respect to any outstanding Option under the Plan that is treated as a repricing of such Option pursuant to generally accepted accounting principles.

(c) Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights.  Rights under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

(e) Amendment of Options.  The Board at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

12. Termination or Suspension of the Plan.

(a) Plan Term.  The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Option granted while the Plan is in effect except with the written consent of the Optionholder.

13. Effective Date of Plan.

The Plan shall become effective as determined by the Board, but no Option shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

14. Choice of Law.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

eBay Inc.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2006

     The undersigned hereby appoints MARGARET C. WHITMAN, ROBERT H. SWAN AND MICHAEL R. JACOBSON, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of eBay Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of eBay Inc. to be held on June 13, 2006, at 8:00 a.m. Pacific time at the Wynn Resort Las Vegas, Mouton 1 Room, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.
PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

eBay Inc. 2145 HAMILTON AVE. SAN JOSE, CA 95125
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions provided.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by eBay Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the meeting date. Have your proxy card in hand when you call and follow the simple instructions the Vote Voice provides to you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to eBay Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EBAY01	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

eBay Inc.

Vote on Directors
The Board of Directors recommends a vote “ FOR ” the listed nominees.
	For	Withhold	For All	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1. Election of four directors to hold office until our 2009 annual Meeting of Stockholders.	All	All	Except

Nominees: 01) William C. Ford, Jr., 02) Dawn G. Lepore, 03) Pierre M. Omidyar and 04) Richard T. Schlosberg, III	☐	☐	☐

Vote on Proposals		For	Against	Abstain

The Board of Directors recommends a vote “FOR” Proposals 2 and 3.
2.	To approve an amendment to our 2001 Equity Incentive Plan to increase by 30,000,000 the number of shares of common stock that may be issued under our 2001 Equity Incentive Plan.	☐	☐	☐
3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2006.	☐	☐	☐

	Yes	No

HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date